Exhibit 4.1
EXECUTION COPY

Published CUSIP Number:
SECOND AMENDED AND RESTATED
CREDIT AGREEMENT
Dated as of June 2, 2009
among
STEWART ENTERPRISES, INC.,
EMPRESAS STEWART-CEMENTERIOS,
and
EMPRESAS STEWART-FUNERARIAS,
as Borrowers,
BANK OF AMERICA, N.A.,
as Administrative Agent, Collateral Agent, Swing Line Lender
and
L/C Issuer,
BBVA COMPASS BANK,
CREDIT INDUSTRIEL ET COMMERCIAL,
JPMORGAN CHASE BANK, N.A.
and
REGIONS BANK,
as Co-Arrangers and Co-Documentation Agents
and
The Other Lenders Party Hereto
BANC OF AMERICA SECURITIES LLC,
as Lead Arranger and Sole Book Manager

i

v

SCHEDULES

1.02(a)	Existing Letters of Credit
2.01	Commitments and Applicable Percentages
3A.01	Non-Pledged Subsidiaries
3A.03	Information Regarding Collateral
4.01(a)(iv)	Certain Domestic Subsidiaries
4.01(a)(v)	Local Counsel Jurisdictions
5.04	Subsidiaries and Investments in Other Persons
5.05	Other Investments
5.19	Employment Matters
7.04	Existing Liens
7.05(a)(i)	Existing Indebtedness
7.05(a)(ii)	Existing Intercompany Indebtedness
7.07(c)	Existing Investments
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C	Note
D	Compliance Certificate
E	Assignment and Assumption
F	Notice of Appointment (or Revocation) of Responsible Officer
G	Termination of PR Borrowers
H	Guaranty
I	Intellectual Property Security Agreement
J	Security Agreement
K	Pledge Agreement

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
     This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of June 2, 2009, among STEWART ENTERPRISES, INC., a Louisiana corporation having its principal place of business in Jefferson, Louisiana (“SEI”), EMPRESAS STEWART-CEMENTERIOS, a Puerto Rican civil partnership having its principal place of business in San Juan, Puerto Rico (“Cementerios”), EMPRESAS STEWART-FUNERARIAS, a Puerto Rican civil partnership having its principal place of business in San Juan, Puerto Rico (“Funerarias” and together with Cementerios, the “PR Borrowers”, and the PR Borrowers and SEI collectively known as the “Borrowers”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer.
     A. The Borrowers, the lenders party thereto and Bank of America, as administrative agent, entered into that certain Credit Agreement dated as of June 29, 2001 (the “Original Agreement”), pursuant to which certain of such lenders originally agreed to make available to the Borrowers (with certain sublimits for the PR Borrowers) (a) a revolving credit facility of up to $175,000,000, including a letter of credit subfacility of up to $25,000,000 and a swingline subfacility of up to $10,000,000, and (b) certain term credit facilities.
     B. The Borrowers, the lenders party thereto and Bank of America, as administrative agent, are parties to that certain Amended and Restated Credit Agreement dated as of November 19, 2004 (as amended, supplemented or otherwise modified prior to (but excluding) the date hereof, the “Existing Agreement”), pursuant to which certain of such lenders agreed to amend and restate the Original Agreement to, among other things, (a) extend the maturity date of both the revolving and term loan facilities provided pursuant to the Original Agreement, (b) increase the term loan facility provided pursuant to the Original Agreement from the then outstanding $50,000,000 principal amount to an aggregate maximum principal amount of $100,000,000, which such term loan facility has been repaid and is no longer in effect, and (c) reduce the maximum aggregate amount of the revolving credit facility provided pursuant to the Original Agreement from $175,000,000 to $125,000,000 (subject to an increase option provided therein).
     C. The Borrowers have requested that the Existing Agreement be further amended and restated in order to, among other things, (a) extend the maturity date of the revolving credit facility, (b) reduce the maximum aggregate amount of the revolving credit facility from $125,000,000 to $95,000,000 (subject to an increase option provided herein) and (c) make certain other amendments to the Existing Agreement (collectively, the “Amendment and Restatement”).
     D. The parties hereto are willing to amend and restate the Existing Agreement, to make and continue to make revolving credit, letter of credit and swing line facilities available to the Borrowers and to permit the increase option provided herein, in each case upon the terms and conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Assignments and Allocations; Amendment and Restatement.
     (a) As of the Closing Date (immediately prior to the effectiveness of this Agreement), (i) the Aggregate Revolving Credit Commitments (as defined in the Existing Agreement) under the Revolving Credit Facility (as defined in the Existing Agreement) are $125,000,000, (ii) there are no Revolving Loans (as defined in the Existing Agreement) outstanding under the Existing Agreement, (iii) there are no Swing Line Loans (as defined in the Existing Agreement) outstanding under the Existing Agreement and (iv) there are $12,034,925 of L/C Obligations (as defined in the Existing Agreement). It is acknowledged that the Term Loan (as defined in the Existing Agreement) made pursuant to the Term Loan Facility (as defined in the Existing Agreement) was paid in full and terminated prior to the date hereof.
     (b) Simultaneously with the Closing Date, the parties hereby agree that (i) the Commitment of each of the Lenders shall be as set forth in Schedule 2.01, and the outstanding amount of the Revolving Loans (as defined in and under the Existing Agreement, without giving effect to any Borrowings of Loans under this Agreement on the Closing Date, but after giving effect to any repayment or reduction thereof with the proceeds of any applicable sources) shall be reallocated in accordance with such Commitments, and the requisite assignments shall be deemed to be made in such amounts among the Lenders and from each Lender to each other Lender (and, if necessary, to Lenders from existing lenders under the Existing Agreement who elect not to become Lenders under this Agreement or who reduce their commitments in connection with this Agreement), with the same force and effect as if such assignments were evidenced by applicable Assignments and Assumptions (as defined in the Existing Agreement) under the Existing Agreement, but without the payment of any related assignment fee and (ii) the Swing Line (as defined under the Existing Agreement) shall continue as the swing line subfacility hereunder, with the Swing Line Sublimit set out herein, and the Swing Line Loans (as defined in the Existing Agreement), if any, shall continue as and deemed to be Swing Line Borrowings hereunder, and (iv) the letter of credit subfacility provided in the Existing Agreement shall continue as the Letter of Credit facility hereunder with the Letter of Credit Sublimit set forth herein.
     (c) Notwithstanding anything to the contrary in the Existing Agreement or in this Agreement, no other documents or instruments, including any Assignment and Assumption, shall be, or shall be required to be, executed in connection with the assignments set forth in Section 1.01(b) above (all of which requirements are hereby waived), and such assignments shall be deemed to be made with all applicable representations, warranties and covenants as if evidenced by an Assignment and Assumption. On the Closing Date, the applicable Lenders shall make full cash settlement with one another, and with any lender under the Existing Agreement that may not be a Lender under this Agreement, either directly or through the Administrative Agent, as the Administrative Agent may direct or approve, with respect to all assignments, reallocations and other changes in Commitments, such that after giving effect to such settlements the Commitment of each Lender shall be as set forth on Schedule 2.01 to this Agreement.

     (d) The Borrowers, each Guarantor, the Administrative Agent and the Lenders hereby agree that upon the effectiveness of this Agreement, the terms and provisions of the Existing Agreement that in any manner govern or evidence the Obligations, the rights and interests of the Administrative Agent and the Lenders, in any of their respective capacities, and any terms, conditions or matters related to any thereof, shall be and hereby are amended and restated in their entirety by the terms, conditions and provisions of this Agreement, and the terms and provisions of the Existing Agreement, except as otherwise expressly provided herein, shall be superseded by this Agreement.
     (e) Notwithstanding this amendment and restatement of the Existing Agreement, including anything in this Section 1.01, and certain of the related “Loan Documents” as defined in the Existing Agreement (the “Prior Loan Documents”), (i) all of the indebtedness, liabilities and obligations owing by any Borrower under the Existing Agreement and other Prior Loan Documents shall continue as Obligations hereunder, as amended, supplemented or otherwise modified by the terms of this Agreement, (ii) each of this Agreement and the Notes and the other Loan Documents is given as a substitution or supplement of, as the case may be, and not as a payment of, the indebtedness, liabilities and obligations of the Borrowers and the Guarantors under the Existing Agreement or any Prior Loan Document and is not intended to constitute a novation thereof or of any of the other Prior Loan Documents, and (iii) certain of the Prior Loan Documents will remain in full force and effect, as set forth in this Agreement. Upon the effectiveness of this Agreement, all Loans owing by any Borrower and outstanding under the Existing Agreement shall continue as Loans hereunder subject to the terms hereof. Base Rate Loans under the Existing Agreement shall continue to accrue interest at the Base Rate hereunder and the parties hereto agree that the Interest Periods for all Eurodollar Rate Loans outstanding under the Existing Agreement on the Closing Date shall be terminated and shall, along with amounts to be advanced hereunder on the Closing Date, be Eurodollar Rate Loans or Base Rate Loans under this Agreement for the applicable Interest Periods, as elected by SEI in the manner provided in Section 2.02(b). SEI agrees that it will pay any additional amounts required pursuant to Section 3.05 (or the similar provision of the Existing Agreement) in connection with termination of Interest Periods and the allocation of Loans pursuant to this Section 1.01 as if such Loans were being prepaid or converted prior to the end of an Interest Period, as applicable.
     1.02 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Accounting Adjustments” means the adjustments to certain financial terms and computations more particularly described in Section 1.04.
     “Acquired Indebtedness” means Indebtedness of a Person that is incurred or assumed by SEI or any Subsidiary, or as to which SEI or any Subsidiary otherwise becomes liable as debtor (including by the acquisition of assets securing any such Indebtedness), in connection with an Acquisition permitted hereunder, including any Indebtedness incurred in contemplation of such Acquisition.
     “Acquisition” means the acquisition of (i) a controlling equity interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (ii) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person.
     “Additional Lender” has the meaning set forth in Section 2.14.
     “Additional Restricted Payment Amount” means, as of any date of determination thereof, the Aggregate Discretionary Basket minus that portion of the Aggregate Discretionary Basket previously utilized to make Restricted Payments in excess of $30,000,000 in any fiscal year of SEI.
     “Adjusted Disposition Proceeds” means, with respect to any Asset Disposition by SEI or any of its Subsidiaries, cash payments received by SEI or any Subsidiary therefrom, including (A) any cash payments received pursuant to any note or other debt security received in connection with any Asset Disposition by SEI or any of its Subsidiaries and (B) any tax refunds in connection with any Asset Disposition by SEI or any of its Subsidiaries, whether received in cash or applied to tax liabilities, in each case as and when received or applied, net of (i) all legal fees and expenses and other fees and expenses paid to third parties and incurred in connection therewith (but excluding any such fees and expenses paid to SEI or any of its Affiliates), (ii) all taxes required to be paid or accrued as a consequence of such disposition, and (iii) all amounts applied to repayment of Indebtedness (other than the Obligations) secured by a Lien on the asset or property disposed.
     “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify SEI and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that neither the Administrative Agent, the Collateral Agent, the L/C Issuer nor any Lender shall be deemed to be an Affiliate of any Loan Party by virtue of its execution of any Loan Document.
     “Aggregate Commitments” means the Commitments of all of the Lenders.
     “Aggregate Discretionary Basket” means, as of any date of measurement thereof, the amount yielded by the following calculation for the period from November 1, 2008 to the last day of the most recently ended fiscal quarter of SEI (the “Base Period”):
     (a) the sum of (i) the Operating Cash Flow of SEI and its Subsidiaries for the Base Period plus (ii) the portion of the Net Proceeds of any issuance of Equity Interests in SEI made during the Base Period plus (iii) the first $25,000,000 of cash proceeds received from each Asset Disposition made during any fiscal year of SEI plus (iv) the cash, cash equivalents and marketable securities on the consolidated balance sheet of SEI and its Subsidiaries as of October 31, 2008, minus
     (b) the sum of (i) the Cash Portion of Capital Expenditures made, or deemed made pursuant to the definition of Cash Portion below, during the Base Period, plus (ii) the Cash Portion of all Investments made, or deemed made pursuant to the definition of Cash Portion below, during the Base Period (but excluding Investments made by SEI or any SEI Guarantor in SEI or any SEI Guarantor), plus (iii) the Cash Portion of the aggregate Cost of Acquisition of all Acquisitions consummated during the Base Period (including the portion deemed to have been paid in cash during the Base Period pursuant to the definition of Cash Portion below).
     For purposes of this definition of Aggregate Discretionary Basket:
     “Cash Portion” means (a) with respect to Capital Expenditures and Investments, amounts actually paid in cash during the Base Period plus amounts with respect to which SEI and/or its Subsidiaries are directly obligated to make payment in cash at any time prior to the date that is six months after the Maturity Date, and (b) with respect to a Cost of Acquisition, the Deemed Cost of Acquisition Amount for the Base Period.
     “Deemed Cost of Acquisition Amount” means, with respect to any Acquisition made during the Base Period, the sum (without duplication) of: (a) that portion of the Cost of Acquisition paid in cash for such Acquisition at the time of such Acquisition; plus (b) amounts paid in cash during the Base Period in connection with contingent obligations described in part (iii) of the definition of Cost of Acquisition, including earnouts; plus (c) amounts paid in cash during the Base Period with respect to that portion of the Cost of Acquisition of such Acquisition constituting a direct obligation of SEI or one of its Subsidiaries, provided that to the extent any such direct obligation described in this subpart (c) has a final maturity date prior to the date that is six months after the Maturity Date, the amount to be counted in this subpart (c) for the Base Period with respect thereto shall be the greater of (i) the actual amount paid in cash with respect to such obligations during the Base Period, or (ii) the maximum aggregate amount of such direct obligation on the date of its incurrence divided by the number of quarters until the date of its final maturity, all multiplied by the number of fiscal quarters since the fiscal quarter of such Acquisition (including both the fiscal quarter of the Acquisition and the fiscal quarter most recently ended), provided further that in the event any obligation within this proviso is refinanced so that its maturity is after the date that is six months after the Maturity Date, the Deemed Cost of Acquisition Amount with respect to such portion of a Cost of Acquisition shall be recalculated without giving effect to the immediately preceding proviso.
     “Agreement” means this Second Amended and Restated Credit Agreement.
     “Applicable Percentage” means with respect to any Lender at any time, (i) in respect of the Revolving Credit Facility, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, and (ii) in respect of any Incremental Term Facility, with respect to any Incremental Term Lender, the percentage (carried out to the ninth decimal place) of the aggregate principal amount of all Incremental Term Loans held by such Incremental Term Lender at such time. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable. Notwithstanding the foregoing, during any Impact Period applicable to any Defaulting Lender, for purposes of computing the amount allocable to each non-Defaulting Lender to acquire, refinance or fund (and receive payments in respect of) participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04 as to which the L/C Issuer or Swing Line Lender (as applicable) has not received cash collateral or other credit support acceptable to it in respect of the related participation and funding obligations of such Defaulting Lender, (x) the Applicable Percentage of each non-Defaulting Lender shall be computed without giving effect to the Commitment of such Defaulting Lender and (y) such amount shall in no event for each non-Defaulting Lender exceed an amount equal to the positive difference between (1) the Commitment of such non-Defaulting Lender in respect of the Revolving Credit Facility and (2) the aggregate Outstanding Amount of the Loans of such Lender under the Revolving Credit Facility, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans.
     “Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.01(a)(ii) or (b)(ii), as applicable:
Applicable Rate

			Eurodollar
			Rate Loans
Pricing	Consolidated		Letter of	Base Rate
Level	Leverage Ratio	Commitment Fee	Credit Fee	Loans
1	Less than 3.00 to 1.00	0.750%	3.000%	2.000%
2	Greater than or equal to 3.00 to 1.00 but less than 4.00 to 1.00	0.750%	3.500%	2.500%
3	Greater than or equal to 4.00 to 1.00	0.750%	4.000%	3.000%
     Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.01(a)(ii) or (b)(ii), as applicable; provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Sections then Pricing Level 3 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date of delivery, or the required date of delivery (whichever occurs first), of the Compliance Certificate for the fiscal quarter of SEI ending closest to July 31, 2009 shall be determined based upon Pricing Level 3.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.
     “Asset Disposition” means any voluntary Disposition of (a) any of the assets, excluding cash and cash equivalents, of any Person, or (b) any of the capital stock, or securities or investments exchangeable, exercisable or convertible for or into, or otherwise entitling the holder to receive any of the capital stock, of any Subsidiary of such Person.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.
     “Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.
     “Audited Financial Statements” means the audited consolidated balance sheet of SEI and its Subsidiaries for the fiscal year ended October 31, 2008, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of SEI and its Subsidiaries, including the notes thereto.
     “Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans, the commitment of the Swing Line Lender to make Swing Line Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
     “Available Liquidity” means, at any date of measurement thereof, the sum of (without duplication) (a) Unencumbered Domestic Liquid Assets, plus (b) provided that neither of them has elected to terminate all their obligations as Borrowers under Section 2.17, cash, Eligible

Securities and readily marketable securities of the PR Borrowers held in the United States or Puerto Rico, in each case not subject to any Lien or held in any trust (including any cemetery perpetual care trust), plus (c) the amount by which the Aggregate Commitments (other than any Commitment of any Defaulting Lender) in effect on such date exceeds the Total Outstandings.
     “Bank of America” means Bank of America, N.A. and its successors.
     “Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Rate plus 1%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. For the purposes of clause (c) above, the Eurodollar Rate shall be determined daily and any change shall take effect on the day of such change.
     “Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate.
     “Borrower Materials” has the meaning specified in Section 6.01.
     “Borrowers” has the meaning specified in the introductory paragraph hereto.
     “Borrowing” means a Committed Borrowing, a Swing Line Borrowing or the advance of an Incremental Term Loan, as the context may require.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to the determination of the Eurodollar Rate, means any such day that is also a London Banking Day.
     “Capital Expenditures” means, with respect to SEI and its Subsidiaries, for any period the sum of (without duplication) (i) all expenditures (whether paid in cash or accrued as liabilities) by SEI or any Subsidiary during such period for items that would be classified as property, plant or equipment on the consolidated balance sheet of SEI and its Subsidiaries, including without limitation all transactional costs incurred in connection with such expenditures provided the same have been capitalized, excluding, however, the amount of any Capital Expenditures paid for with proceeds of casualty insurance as evidenced in writing and submitted to the Administrative Agent together with any Compliance Certificate delivered pursuant to Section 6.01(a)(ii), and (ii) with respect to any Capital Lease entered into by SEI or its Subsidiaries during such period, the present value of the lease payments due under such Capital Lease over the term of such Capital Lease applying a discount rate equal to the interest rate provided in such lease (or in the absence of a stated interest rate, that rate used in the preparation of the financial statements described in Section 6.01(a)), all the foregoing in accordance with GAAP; provided that notwithstanding the foregoing, in no event shall this definition include (A) any amount constituting a Cost of Acquisition or (B) with respect to any Capital Lease entered into in connection with a sale and leaseback transaction permitted hereunder, the amount of the present value of lease payments under any Capital Lease otherwise required to be included by subpart (ii) above to the extent such present value is not in excess of the amount received by SEI and its Subsidiaries for the transfer of the asset that is the subject of such sale and leaseback transaction.
     “Capital Leases” means all leases which have been or should be capitalized in accordance with GAAP as in effect from time to time, including but not limited to Statement No. 13 of the Financial Accounting Standards Board and any successor thereof.
     “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing.
     “Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
     “Cash Management Bank” means any Person that, (a) at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Cash Management Agreement in each case in its capacity as a party to such Cash Management Agreement.
     “Cash Portion” has the meaning specified in the definition of Aggregate Discretionary Basket.
     “Cementerios” has the meaning given such term in the preamble hereto.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means, at any time:
     (i) any “person” or “group” (each as used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) other than Frank B. Stewart, Jr. and the Stewart Parties either (A) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of Voting Securities of SEI (or securities convertible into or exchangeable for such Voting Securities) representing 30% or more of the combined voting power of all Voting Securities of SEI (on a fully diluted basis) or (B) otherwise has the ability, directly or indirectly, to elect a majority of the board of directors of SEI;

     (ii) the first day on which a majority of the board of directors of SEI are not Continuing Directors; or
     (iii) the acquisition of direct or indirect Control of SEI by any “person” or “group” (each as used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended).
     “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
     “Code” means the Internal Revenue Code of 1986.
     “Collateral” means, collectively, all property of SEI, any Subsidiary or any other Person in which the Collateral Agent, the Administrative Agent or any Lender is granted a Lien under any Security Instrument as security for all or any portion of the Obligations or any other obligation arising under any Loan Document.
     “Collateral Agent” means Bank of America in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.
     “Commitment” means, as to each Lender, its obligation to (i) make Committed Loans to the Borrowers pursuant to Section 2.01 or any Incremental Facility Amendment, (ii) purchase participations in L/C Obligations, (iii) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption or any Incremental Facility Amendment, respectively, pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement, and for the avoidance of doubt shall include any Incremental Revolving Commitment of such Lender.
     “Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
     “Committed Loan” has the meaning specified in Section 2.01.
     “Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit D.
     “Consolidated EBITDA” means, for any period ending on the date of computation thereof with respect to SEI and its Subsidiaries on a consolidated basis, the sum of, without duplication, the following, all determined on a consolidated basis in accordance with GAAP, subject to the Accounting Adjustments: (i) Consolidated Net Income; (ii) Consolidated Interest Expense; (iii) taxes on income (including reserves for deferred taxes not payable currently); (iv)

depreciation expense and amortization expense (including, but not limited to, amortization of intangibles); (v) tender premiums, call premiums, and fees and expenses incurred in connection with a tender or call of the Senior Indenture Notes; (vi) the non-cash component of any impairment or unusual item of loss or expense (or minus the non-cash component of any unusual item of gain or income); (vii) non-cash charges for the early extinguishment of debt; (viii) non-cash compensation charges related to or arising from the vesting of any employee, officer or director of SEI or its Subsidiaries in Equity Interests issued by SEI; (ix) with respect to each of the Four-Quarter Periods ending January 31, 2009, April 30, 2009 and July 31, 2009, up to $13,300,000 in charges or expenses attributable to increases in cemetery costs from realized losses from cemetery perpetual care trusts incurred in the fourth quarter of fiscal year 2008 (the “4Q08 Perpetual Care Trust Charge”); and (x) in each applicable Four-Quarter Period ending on or after January 31, 2009, non-cash trust funding charges or expenses resulting from realized losses from cemetery perpetual care trusts; in each case, to the extent deducted (or added, as the case may be) in determining Consolidated Net Income for such period; provided that (1) with respect to each of the fiscal quarters ending on or after January 31, 2009, “Consolidated EBITDA” shall be reduced by the aggregate amount of cash actually deposited in any cemetery perpetual care trusts after January 31, 2009 associated with the 4Q08 Perpetual Care Trust Charge until the aggregate amount of such reductions in all fiscal quarters equals the amount of the 4Q08 Perpetual Care Trust Charge, except that such amount shall not exceed $1,000,000 in any fiscal quarter (or $4,000,000 in the aggregate for any Four-Quarter Period), and (2) to the extent any non-cash charge or expense is added back in determining Consolidated EBITDA in any Four-Quarter Period pursuant to clause (vi), (vii), (viii) or (x) but requires an accrual or reserve for future cash disbursements, the future cash disbursements shall be deducted in determining Consolidated EBITDA in the periods in which they are made and the subsequent three fiscal quarters thereafter.
     “Consolidated Funded Indebtedness” means, as of any date of determination with respect to SEI and its Subsidiaries on a consolidated basis, without duplication, the stated face amount of all Letters of Credit issued hereunder, all outstanding indebtedness in respect of money borrowed, including without limitation all obligations under Capital Leases, all Synthetic Lease Obligations, the deferred purchase price of any property or services, and (without duplication) all payment and reimbursement obligations with respect to all drawn surety bonds, all bankers’ acceptances which have been presented for payment, and (in the case of letters of credit other than Letters of Credit issued hereunder) all such drawn letters of credit, and all obligations, whether or not matured, evidenced by a promissory note, bond, debenture or similar written obligation for the payment of money (including reimbursement agreements and conditional sales or similar title retention agreements), including all such items incurred by any partnership or joint venture as to which SEI or any of its Subsidiaries is liable as a general partner or joint venturer, other than trade payables and accrued expenses incurred in the ordinary course of business. For purposes of determining “Consolidated Funded Indebtedness”, the amount of any convertible debt instruments that may be settled in cash upon conversion shall be the principal or notional amount thereof, notwithstanding FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments that May Be Settled In Cash Upon Conversion (Including Partial Cash Settlement)(the “FSP”), which FSP will otherwise be applicable to SEI after the Closing Date.

     “Consolidated Interest Coverage Ratio” means, with respect to SEI and its Subsidiaries for any Four-Quarter Period ending on the date of computation thereof, the ratio of (i) Consolidated EBITDA for such period plus Consolidated Lease Payments for such period, to (ii) Consolidated Interest Expense paid in cash for such period plus Consolidated Lease Payments for such period.
     “Consolidated Interest Expense” means, for any period ending on the date of computation thereof with respect to SEI and its Subsidiaries on a consolidated basis, the gross interest expense of SEI and its Subsidiaries on a consolidated basis, including without limitation (i) the current amortized portion of debt discounts to the extent included in gross interest expense, (ii) the current amortized portion of all fees (including fees payable in respect of any Swap Contracts) payable in connection with the incurrence of Indebtedness to the extent included in gross interest expense and (iii) the portion of any payments made in connection with Capital Leases allocable to interest expense, all determined on a consolidated basis in accordance with GAAP, subject to Accounting Adjustments; provided that Consolidated Interest Expense shall include the amount of payments in respect of Synthetic Lease Obligations that are in the nature of interest and shall not include interest expense related to non-controlling interests in funeral, cemetery and perpetual care trust investments recorded in SEI’s financial statements in accordance with Financial Accounting Standards Board Interpretation Number 46, as revised.
     “Consolidated Lease Payments” means the gross amount of all lease or rental payments, whether or not characterized as rent, of SEI and its Subsidiaries, excluding payments in respect of Capital Leases constituting Indebtedness or in respect of Synthetic Lease Obligations, all determined on a consolidated basis in accordance with GAAP, subject to Accounting Adjustments.
     “Consolidated Leverage Ratio” means, as of the date of computation thereof with respect to SEI and its Subsidiaries, the ratio of (i) Consolidated Funded Indebtedness (determined as at such date) minus the value of Eligible Securities and readily marketable securities of SEI, the SEI Guarantors and (provided that neither of them has elected to terminate all their obligations as Borrowers under Section 2.17) the PR Borrowers (determined as at such date) to (ii) Consolidated EBITDA (for the Four-Quarter Period ending on (or most recently ended prior to) such date).
     “Consolidated Net Income” means, for any period ending on the date of computation thereof with respect to SEI and its Subsidiaries on a consolidated basis, net income of SEI and its Subsidiaries determined on a consolidated basis in accordance with GAAP.
     “Consolidated Senior Secured Indebtedness” means, as of any date of determination, all Consolidated Funded Indebtedness that, as of such date, is secured by any Lien on any asset or property of SEI or any of its Subsidiaries.
     “Consolidated Senior Secured Leverage Ratio” means, as of the date of computation thereof with respect to SEI and its Subsidiaries, the ratio of (i) Consolidated Senior Secured Indebtedness (determined as at such date) to (ii) Consolidated EBITDA (for the Four-Quarter Period ending on (or most recently ended prior to) such date).

     “Continuing Director” means, individually or collectively as the context may indicate, as of any date of determination, any member of the board of directors of SEI who:
     (i) was a member of the board of directors of SEI on the Closing Date; or
     (ii) was nominated for election or elected to the board of directors of SEI with the approval of a majority of the Continuing Directors who were members of the board of directors of SEI at the time of such nomination or election.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Cost of Acquisition” means, with respect to any Acquisition, as of the date of entering into any agreement therefor, the sum of the following (without duplication): (i) the amount of any cash and fair market value of other property (excluding the value of any capital stock, warrants or options to acquire capital stock of SEI or any Subsidiary to be transferred in connection therewith) given as consideration, (ii) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Indebtedness incurred, assumed or acquired by SEI or any Subsidiary in connection with such Acquisition, (iii) all additional purchase price amounts in the form of earnouts and other contingent obligations that should be recorded on the financial statements of SEI and its Subsidiaries in accordance with GAAP, (iv) all amounts paid in respect of covenants not to compete, consulting agreements that should be recorded on financial statements of SEI and its Subsidiaries in accordance with GAAP, and other affiliated contracts in connection with such Acquisition, (v) the aggregate fair market value of all other consideration given by SEI or any Subsidiary in connection with such Acquisition, and (vi) out of pocket transaction costs for the services and expenses of attorneys, accountants and other consultants incurred as of the date of determination in effecting such transaction, and other similar transaction costs so incurred.
     “Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
     “De Minimis Disposition” means a Disposition of a Subsidiary (whether by Disposition of Equity Interests or of all or substantially all of the assets of such Subsidiary) that owns only property with an aggregate fair market value of less than $700,000.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Deemed Cost of Acquisition Amount” has the meaning specified in the definition of Aggregate Discretionary Basket.

     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Excess” has the meaning specified in Section 10.14.
     “Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum; provided that in each case the Default Rate shall be computed using the Applicable Rate at Pricing Level 3 as set forth in the definition of Applicable Rate.
     “Defaulted Loan” has the meaning specified in Section 10.14.
     “Defaulted Payment” has the meaning specified in Section 10.14.
     “Defaulting Lender” has the meaning specified in Section 10.14.
     “Direct Foreign Subsidiary” means each Subsidiary, other than a Domestic Subsidiary or an Excluded Subsidiary, a majority of whose Voting Securities are owned by SEI or a Domestic Subsidiary; provided that notwithstanding the foregoing, the Excluded PR Subsidiaries shall not constitute Direct Foreign Subsidiaries for the purposes of Section 6.19.
     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
     “Distress Event” has the meaning specified in Section 10.14.
     “Distressed Person” has the meaning specified in Section 10.14.
     “Dollar” and “$” mean lawful money of the United States.
     “Domestic Subsidiary” means any Subsidiary of SEI organized under the laws of the United States, any state or territory thereof (other than Puerto Rico) or the District of Columbia, except the Excluded Subsidiaries.
     “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
     “Eligible Securities” means the following obligations and any other obligations previously approved in writing by the Administrative Agent:
     (a) Government Securities;

     (b) obligations of any corporation organized under the laws of any state of the United States payable in the United States, expressed to mature not later than 180 days following the date of issuance thereof and rated A or A-2 or better by S&P or Moody’s; and
     (c) non-interest bearing demand deposits and interest bearing demand or time deposits or certificates of deposit maturing within one year from the date of issuance, in each case either issued by a Lender or by a commercial bank or trust company organized under the laws of the United States or of any state thereof having capital surplus and undivided profits aggregating at least $500,000,000 and being rated “A” or better by S&P or “A” or better by Moody’s.
     “Employee Benefit Plan” means (i) any employee benefit plan, including any Pension Plan, within the meaning of Section 3(3) of ERISA which (A) is maintained for employees of SEI or any of its ERISA Affiliates, or any Subsidiary or is assumed by SEI or any of its ERISA Affiliates, or any Subsidiary in connection with any Acquisition or (B) has at any time been maintained for the employees of SEI, any current or former ERISA Affiliate, or any Subsidiary and (ii) any plan, arrangement, understanding or scheme maintained by SEI or any Subsidiary that provides retirement, deferred compensation, employee or retiree medical or life insurance, severance benefits or any other benefit covering any employee or former employee and which is administered under any Foreign Benefit Law or regulated by any Governmental Authority other than the United States.
     “Environmental Laws” means any Federal, state or local statute, law, ordinance, code, rule, regulation, order, decree, permit or license regulating, relating to, or imposing liability or standards of conduct concerning, any environmental matters or conditions, environmental protection or conservation, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Superfund Amendments and Reauthorization Act of 1986, as amended; the Resource Conservation and Recovery Act, as amended; the Toxic Substances Control Act, as amended; the Clean Air Act, as amended; the Clean Water Act, as amended; together with all regulations promulgated thereunder, and any other “Superfund” or “Superlien” law.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means: (i) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder (unless the notice requirement has been waived by applicable regulation) with respect to a Pension Plan; or (ii) the withdrawal of SEI or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4062(e) of ERISA; or (iii) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA; or (iv) the institution of proceedings to terminate a Pension Plan by the PBGC; or (v) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (vi) the partial or complete withdrawal of SEI or any ERISA Affiliate from a Multiemployer Plan; or (vii) the imposition of a Lien with respect to a Pension Plan pursuant to Section 412 of the Code or Section 302 of ERISA; or (viii) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Section 4241 or Section 4245 of ERISA, respectively; or (ix) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA; or (x) any event or condition with respect to any Employee Benefit Plan which is regulated by any Foreign Benefit Law that results in the termination of such Employee Benefit Plan or the revocation of such Employee Benefit Plan’s authority to operate under the applicable Foreign Benefit Law.
     “Eurodollar Rate” means,
     (a) with respect to each Eurodollar Rate Loan, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London

Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period.
     (b) for any interest calculation with respect to a Base Rate Loan, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time two Business Days prior to the date of determination (provided that if such day is not a Business Day, the next preceding Business Day) for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained by Bank of America and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.
     “Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”
     “Event of Default” has the meaning specified in Section 8.01.
     “Excluded PR Subsidiaries” means each of the PR Borrowers and Simplicity Plan of Puerto Rico, a Puerto Rican civil partnership.
     “Excluded Subsidiaries” means each of the following Subsidiaries of SEI: (a) Investors Trust, Inc., a Texas corporation, (b) West Lawn Cemetery, a Nebraska corporation, (c) so long as it is inactive and remains administratively dissolved, Fine Finishes, Inc., a North Carolina corporation, and (d) so long as it is inactive and remains administratively dissolved, Taylor M. Simpson Co., a North Carolina corporation.
     “Excluded Taxes” means, with respect to the Administrative Agent, the Collateral Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by SEI under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (iii).
     “Executive Officer” means, with respect to SEI, any of its Chief Executive Officer, President, Chief Financial Officer or Treasurer.
     “Existing Agreement” has the meaning specified in the recitals to this Agreement.
     “Existing Closing Date” means November 19, 2004, the date of closing of the Existing Agreement.
     “Existing Letters of Credit” means the Letters of Credit listed on Schedule 1.02(a).
     “Facility Termination Date” means such date as all of the following shall have occurred: (a) the Aggregate Commitments have terminated, (b) all Obligations have been fully, finally and irrevocably paid and satisfied (other than (x) contingent indemnification obligations and (y) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank have been made), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the L/C Issuer shall have been made).
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Fee Letter” means the letter agreement, dated April 24, 2009, among SEI, the Administrative Agent and the Arranger.
     “Florida Bond Obligation” means, at any date of measurement thereof, the sum, without duplication, of (a) the amount required to be bonded by SEI or any of its Subsidiaries and (b) the amount of other credit support required to be provided by SEI or any its Subsidiaries, in each case in connection with certain trust conversions by SEI or its Subsidiaries in the State of Florida.
     “Foreign Benefit Law” means any applicable statute, law, ordinance, code, rule, regulation, order or decree of any foreign nation or any province, state, territory, protectorate or other political subdivision thereof regulating, relating to, or imposing liability or standards of conduct concerning, any Employee Benefit Plan.

     “Foreign Cash Equivalents” means the following obligations and any other obligations previously approved in writing by the Administrative Agent:
     (a) the official currency of Australia, Belgium, Canada, France, Germany, Mexico, the Netherlands, New Zealand, Spain and the United Kingdom;
     (b) securities issued or directly and fully guaranteed or insured by the government of any of Australia, Belgium, Canada (including any province thereof), France, Germany, Mexico, the Netherlands, New Zealand, Spain or the United Kingdom or any agency or instrumentality of any of the foregoing (provided that the full faith and credit of the relevant jurisdiction is pledged in support thereof), and in each case having maturities of not more than six months from the date of acquisition;
     (c) certificates of deposit, time deposits and money market deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any commercial bank or trust company organized in a country listed in clause (a) above and having capital and surplus in excess of $500,000,000 (or its foreign currency equivalent);
     (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;
     (e) money market funds at least 95% of the assets of which constitute Foreign Cash Equivalents of the kinds described in clauses (a) through (d) of this definition; and
     (f) any other security owned on the Closing Date by any Subsidiary of SEI that is not a Domestic Subsidiary.
     “Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which SEI is resident for tax purposes (including such Lender when acting in its capacity as L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Four-Quarter Period” means a period of four full consecutive fiscal quarters of SEI and its Subsidiaries, taken together as one accounting period.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fronting Exposure” means (i) with respect to the L/C Issuer, the Applicable Percentage (determined without giving effect to the last sentence of the definition thereof) of L/C Obligations of the applicable Defaulting Lender(s) other than such of those L/C Obligations as to which Cash Collateral or other credit support acceptable to the L/C Issuer shall have been provided in accordance with Sections 2.03 and 2.18, and (ii) with respect to the Swing Line Lender, the Applicable Percentage (determined without giving effect to the last sentence of the definition thereof) of Swing Line Loans of the applicable Defaulting Lender(s) other than such of those Swing Line Loans as to which Cash Collateral or other credit support acceptable to the Swing Line Lender shall have been provided in accordance with Sections 2.04 and 2.18.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
     “Funerarias” has the meaning given such term in the preamble hereto.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Government Securities” means direct obligations of, or obligations the timely payment of principal and interest on which are fully and unconditionally guaranteed by, the United States or any agency or instrumentality thereof so long as such obligations are rated A or A-2 or better by S&P and Moody’s, respectively.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Granting Lender” has the meaning specified in Section 10.06(h).
     “Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning. The term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
     “Guarantors” means, at any date, collectively or individually as the context may indicate, the SEI Guarantors, the PR Guarantors, and any other Subsidiary of SEI that is required to be party to a Guaranty at such date (including by execution of a Guaranty Joinder Agreement).
     “Guaranty” means the Amended and Restated Guaranty Agreement dated as of the Closing Date among the Guarantors and the Administrative Agent, substantially in the form of Exhibit H, as supplemented from time to time by the execution and delivery of any Guaranty Joinder Agreement pursuant to Section 6.19.
     “Guaranty Joinder Agreement” means each Guaranty Joinder Agreement, substantially in the form thereof attached to the Guaranty, executed and delivered by a Guarantor to the Lender pursuant to Section 6.19.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Hedge Bank” means any Person that, at the time it enters into a Swap Contract permitted under Article VII, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.
     “Impact Period” has the meaning specified in Section 10.14.
     “Impacted Lender” has the meaning specified in Section 10.14.
     “Incremental Facility Amendment” has the meaning set forth in Section 2.14.
     “Incremental Revolving Commitment” has the meaning set forth in Section 2.14.
     “Incremental Term Facility” has the meaning set forth in Section 2.14.
     “Incremental Term Lender” means a Lender with an outstanding Incremental Term Loan.
     “Incremental Term Loan” means a Loan made pursuant to an Incremental Term Facility.
     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
     (c) net obligations of such Person under any Swap Contract;
     (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
     (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (f) Capital Leases and Synthetic Lease Obligations;
     (g) all obligations of such Person in respect of any Equity Interest in such Person or any other Person, which by its terms or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, in each case except such obligations that are payable (whether on the happening of any event or otherwise) not earlier than the date that is six months after the Maturity Date (other than customary and usual put rights or repurchase or redemption obligations arising as a result of a change in control (so long as such change in control provision is not more restrictive than the Change of Control provided herein)), valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;
     (h) all Non-Compete Liabilities; and
     (i) all Guarantees of such Person in respect of any of the foregoing.
     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.

     “Indemnitees” means the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons.
     “Information” has the meaning specified in Section 10.07.
     “Intellectual Property Security Agreement” means, collectively or individually as the context may indicate, (i) the Amended and Restated Intellectual Property Security Agreement dated as of the Closing Date by SEI and the SEI Guarantors to the Collateral Agent, substantially in the form of Exhibit I, as supplemented from time to time by the execution and delivery of Intellectual Property Security Joinder Agreements pursuant to Section 6.19, (ii) the Assignment of Patents, Trademarks and Copyrights dated as of the Original Closing Date by SEI and the SEI Guarantors to the Collateral Agent, and (iii) any additional Assignment of Patents, Trademarks and Copyrights delivered to the Collateral Agent after the Closing Date pursuant to Section 6.19 or otherwise.
     “Intellectual Property Security Agreement Supplement” means, with respect to each Intellectual Property Security Agreement, the Intellectual Property Security Agreement Supplement in the form affixed as an Exhibit to such Intellectual Property Security Agreement.
     “Intellectual Property Security Joinder Agreement” means each Security Joinder Agreement, substantially in the form thereof attached to the Intellectual Property Security Agreement, executed and delivered by an SEI Guarantor or any other Person to the Administrative Agent pursuant to Section 6.19.
     “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each fiscal quarter of SEI and the Maturity Date.
     “Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by SEI in its Committed Loan Notice or such other period that is twelve months or less requested by the Borrowers and consented to by all the Lenders; provided that:
     (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

     (iii) no Interest Period shall extend beyond the Maturity Date.
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “IRS” means the United States Internal Revenue Service.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
     “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and any Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “LC Account Agreement” means the LC Account Agreement dated as of the Original Closing Date between SEI and the Administrative Agent.
     “L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.
     “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.
     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
     “L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

     “L/C Obligations” means, as at any date of determination and without duplication, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify SEI and the Administrative Agent.
     “Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.
     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
     “Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
     “Letter of Credit Fee” has the meaning specified in Section 2.03(i).
     “Letter of Credit Sublimit” means an amount equal to the lesser of (a) $30,000,000 and (b) the Aggregate Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.
     “Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of (including deposit arrangements structured to provide) a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
     “Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Loan or a Swing Line Loan (including in each case, pursuant to an Incremental Revolving Commitment) or pursuant to an Incremental Term Facility.
     “Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter, any Incremental Facility Amendment, the Guaranty (including each Guaranty Joinder Agreement), the LC Account Agreement and each Security Instrument and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of any Lender

(including the L/C Issuer) or the Administrative Agent or the Collateral Agent in connection with the Loans made and transactions contemplated under this Agreement.
     “Loan Parties” means, collectively, each Borrower, each Guarantor and each other Person providing Collateral pursuant to any Security Instrument.
     “London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market
     “Material Adverse Effect” means a material adverse effect on (i) the business, assets, liabilities (actual or contingent), properties, operations, prospects or condition, financial or otherwise, of SEI and its Subsidiaries, taken as a whole, or in the facts and information regarding such entities as represented to date, (ii) the ability of either SEI or the Loan Parties, taken as a whole, to pay or perform the obligations, liabilities and indebtedness under the Loan Documents as such payment or performance becomes due in accordance with the terms thereof, or (iii) the rights, powers and remedies of the Administrative Agent, the Collateral Agent or any Lender under any Loan Document or the validity, legality or enforceability thereof.
     “Maturity Date” means June 2, 2012; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
     “Maximum Permitted Time” means (a) with respect to Section 6.01(a)(i), the latest date for the delivery of annual financial statements on Form 10-K (or other applicable form) pursuant to the rules of the SEC in effect at such time, including any applicable grace period for which no special application to the SEC is required, (b) with respect to Section 6.01(b)(i), the latest date for the delivery of quarterly financial statements on Form 10-Q (or other applicable form) pursuant to the rules of the SEC in effect at such time, including any applicable grace period for which no special application to the SEC is required, and (c) with respect to Compliance Certificates, 15 days after the required date of delivery of the financial statements described in Section 6.01(a)(i) or Section 6.01(b)(i), as applicable.
     “Maximum Restricted Payment Amount” means, as measured at the time of any Restricted Payment permitted by Section 7.09, the sum of $30,000,000 in each fiscal year of SEI (without carrying forward any unused amounts in one fiscal year to any later fiscal year) plus the Additional Restricted Payment Amount in effect on such date (if positive), it being understood that the first amounts used each fiscal year will be the annual $30,000,000 limit and the Additional Restricted Payment Amount will only be utilized after such annual amount is exhausted for such fiscal year.
     “Maximum Specified Additional Debt Amount” means, as of any date of determination thereof, (a) $450,000,000 minus (b) the maximum aggregate principal amount of the Refinancing Indebtedness that have been issued prior to, or are to be issued on, such date, minus (c) the maximum aggregate principal amount by which the Aggregate Commitments have been increased prior to, or are to be increased on, such date (including as a result of creating a new term loan facility) pursuant to Section 2.14, it being understood that the aggregate principal amount of the Refinancing Indebtedness and the amount of any increase in the Aggregate

Commitments pursuant to Section 2.14 shall not in any case exceed $450,000,000 whether occurring consecutively or simultaneously.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Net Proceeds” (a) from any public or private offering of any debt or equity security means cash payments received by SEI or any Subsidiary therefrom as and when received, net of all legal, accounting, banking and underwriting fees and expenses, commissions, discounts and other issuance expenses incurred in connection therewith (but excluding any transaction fees or expenses paid to SEI or any of its Affiliates) and all taxes required to be paid or accrued as a consequence of such issuance; and (b) from any Asset Disposition by SEI or any of its Subsidiaries means the Adjusted Disposition Proceeds therefrom minus all amounts utilized by the Borrowers prior to the date of determination of the “Net Proceeds” from such Asset Disposition to purchase other assets, make Capital Expenditures and otherwise reinvest in the business of SEI and its Subsidiaries, in each case in a manner permitted by this Agreement.
     “Non-Compete Liabilities” means all liabilities of SEI or its Subsidiaries to the extent such liabilities arise directly from non-compete obligations of SEI or a Subsidiary.
     “Note” means a promissory note made by one or more of the Borrowers in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Operating Cash Flow” means, for any period of measurement thereof, the amount of “Net Cash Provided by Operating Activities” as that term is used in the Form 10-K filed by SEI with the SEC for the fiscal year ended October 31, 2008, or such similar term as may from time to time be reflected on the cash flow statement of SEI and its Subsidiaries conveying substantially the same information as provided by the term “Net Cash Provided by Operating Activities” in such October 31, 2008 Form 10-K.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Original Agreement” has the meaning specified in the recitals to this Agreement.
     “Original Closing Date” means June 29, 2001, the date of closing of the Original Agreement.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Outstanding Amount” means (a) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.
     “Participant” has the meaning specified in Section 10.06(d).
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “PCAOB” means the Public Company Accounting and Oversight Board.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Permitted Indebtedness” means any Indebtedness permitted to be incurred, created or assumed, or permitted to exist, pursuant to Section 7.05.
     “Permitted Liens” means any Liens permitted to be incurred, created or assumed, or permitted to exist, pursuant to Section 7.04(a), (b), (c), (f), (g) or (h).
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
     “Pledge Agreement” means, collectively or individually as the context may indicate, (i) that certain Amended and Restated Securities Pledge Agreement dated as of the Closing Date between SEI, certain Domestic Subsidiaries and the Collateral Agent, substantially in the form of Exhibit K, as supplemented from time to time by the execution and delivery of Pledge Joinder Agreements or Pledge Agreement Supplements pursuant the terms of any Loan Document, and (ii) if applicable, with respect to any Subsidiary Securities issued by a Direct Foreign Subsidiary, any additional or substitute charge, agreement, document, instrument or conveyance, in form and substance acceptable to the Administrative Agent, conferring under applicable foreign law upon the Collateral Agent for the benefit of the Senior Secured Parties a Lien upon such Subsidiary Securities as are owned by SEI or any Domestic Subsidiary.
     “Pledge Agreement Supplement” means, with respect to each Pledge Agreement, the Pledge Agreement Supplement in the form affixed as an Exhibit to such Pledge Agreement.
     “Pledge Joinder Agreement” means a Pledge Joinder Agreement, substantially in the form thereof attached to the Pledge Agreement, executed and delivered by a Guarantor to the Collateral Agent pursuant to Section 6.19.
     “Pledged Interests” means the Subsidiary Securities pledged or required to be pledged as Collateral pursuant to the terms of this Agreement or any Pledge Agreement.
     “PR Borrowers” has the meaning given such term in the preamble hereto.
     “PR Borrowing Limit” means, with respect to the PR Borrowers, $10,000,000.
     “PR Downstream Limit” means, at any time of measurement thereof, (a) the sum of (i) $10,000,000 plus (ii) any and all amounts from time to time paid by the PR Borrowers to SEI or any SEI Guarantor in the form of cash dividends or other cash distributions in respect of SEI’s direct or indirect ownership interests in the PR Borrowers plus (iii) cash amounts, not to exceed $29,000,000 in the aggregate, from time to time received by SEI or any SEI Guarantor, directly or indirectly, from the PR Borrowers in respect of intercompany Indebtedness owing from the PR Borrowers, directly or indirectly, to SEI or any SEI Guarantor on the Closing Date, minus (b) the aggregate amount of the calculation in (a) above that has been or is being utilized at such time pursuant to Sections 7.05(g)(vi), 7.06(g)(v) and 7.07(e)(iv).
     “PR Guarantors” means, individually or collectively as the context may indicate, each PR Subsidiary as of the Closing Date, and each other PR Subsidiary delivering a Guaranty from time to time pursuant to Section 6.19 hereof.
     “PR Subsidiary” means, individually or collectively as the context may indicate, any Subsidiary of either Cementerios or Funerarias organized under the laws of Puerto Rico.
     “Public Lender” has the meaning specified in Section 6.01.

     “Refinancing Indebtedness” means unsecured senior notes, unsecured senior subordinated notes or other unsecured Indebtedness of SEI issued for the purpose of refinancing the Senior Indenture Notes where (a) the earliest maturity (including any “put” option of the holders thereof, other than customary and usual put rights or repurchase obligations arising as a result of a change in control (so long as such change in control provision is not more restrictive than the Change of Control provided herein) and customary and usual obligations requiring repurchase with the proceeds of asset sales in the event such proceeds are not used or required to be used to reinvest or pay down senior indebtedness) of any such notes or other Indebtedness is not earlier than the date that is six months after the Maturity Date, (b) such notes or other Indebtedness shall not in any way limit the ability of SEI or any of its Subsidiaries to grant a Lien on any of their respective real property as security for the Obligations, (c) such notes or other Indebtedness may be Guaranteed by the SEI Guarantors, and (d) either (i) the issuance thereof satisfies the requirements of Section 7.05(i) or of Section 7.05(j) (in addition to the requirements of Section 7.05(h)), or (ii) the terms thereof are otherwise satisfactory to the Administrative Agent in its reasonable discretion.
     “Register” has the meaning specified in Section 10.06(c).
     “Registrar” means, with respect to any Subsidiary Securities, any Person authorized or obligated to maintain records of the registration of ownership or transfer of ownership of interests in such Subsidiary Securities, and in the event no such Person shall have been expressly designated by the related Subsidiary, shall mean (i) as to any corporation or limited liability company, its Secretary (or comparable official), and (ii) as to any partnership, its general partner (or managing general partner if one shall have been appointed).
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
     “Request for Credit Extension” means (a) with respect to a Committed Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
     “Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of (i) the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (ii) the aggregate outstanding principal amount of Incremental Term Loans after giving effect to any borrowings and prepayments or repayments of Incremental Term Loans occurring on such date; provided that the Commitment of, and the portion of the Total Outstandings (and, in the case of any Incremental Term Facility, the portion of the outstanding principal amount of Incremental Term Loans) held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Responsible Officer” means the chief executive officer, president, or any vice president of a Loan Party or, with respect to financial matters, the chief financial officer, treasurer, chief accounting officer or assistant treasurer thereof, or any other Person authorized by the Board of Directors of a Loan Party (or the appropriate committee thereof) as an Responsible Officer thereof, as set forth from time to time in a certificate in the form of Exhibit F. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any Equity Interests of SEI or any Subsidiary Securities of its Subsidiaries (other than those payable or distributable solely to SEI or a Subsidiary of SEI) now or hereafter outstanding, except a dividend payable solely in shares of a class of stock or other equity interests to the holders of that class; (b) any redemption, conversion, exchange, retirement or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of SEI or any Subsidiary Securities of its Subsidiaries (other than those payable or distributable solely to SEI or any SEI Guarantor) now or hereafter outstanding; (c) any payment (other than those payable solely in shares of a class of stock or other equity interests) made to retire, or to obtain the surrender of, any Equity Interests of SEI or any Subsidiary Securities of its Subsidiaries now or hereafter outstanding; (d) any issuance and sale of Subsidiary Securities of any SEI Guarantor other than (x) to SEI or another SEI Guarantor, or (y) in connection with any Disposition of the issuer thereof permitted hereby; and (e) any issuance and sale of Subsidiary Securities of any Subsidiary of SEI other than an SEI Guarantor other than (x) to another Subsidiary of SEI other than an SEI Guarantor, or (y) in connection with any Disposition of the issuer thereof permitted hereby.
     “Revolving Credit Facility” means the revolving credit facility described in Sections 2.01 through 2.04 providing for Loans to the Borrowers, and for the avoidance of doubt, shall include any increase thereof pursuant to any Incremental Revolving Commitment.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.
     “Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between any Loan Party and any Hedge Bank.

     “Security Agreement” means that certain Amended and Restated Security Agreement dated as of the Closing Date among SEI, the SEI Guarantors and the Collateral Agent, substantially in the form of Exhibit J, as supplemented from time to time by the execution and delivery of Security Joinder Agreements pursuant to Section 6.19.
     “Security Joinder Agreement” means each Security Joinder Agreement, substantially in the form thereof attached to the Security Agreement, executed and delivered by an SEI Guarantor or any other Person to the Administrative Agent pursuant to Section 6.19.
     “Security Instruments” means, collectively, the Pledge Agreement (including any Pledge Joinder Agreements and any Pledge Agreement Supplements), the Security Agreement (including any Security Joinder Agreements), the Intellectual Property Security Agreement (including any Intellectual Property Security Joinder Agreements), and all other agreements (including control agreements), instruments and other documents, whether now existing or hereafter in effect, pursuant to which SEI or any Subsidiary or other Person shall grant or convey to the Collateral Agent, Administrative Agent or any Senior Secured Party a Lien in, or any other Person shall acknowledge any such Lien in, property as security for all or any portion of the Obligations or any other obligation under any Loan Document, as any of them may be amended, modified or supplemented from time to time.
     “SEI” has the meaning given such term in the preamble hereto.
     “SEI Guarantors” means, individually or collectively as the context may indicate, each Domestic Subsidiary of SEI as of the Closing Date, other than the Excluded Subsidiaries, and each other Domestic Subsidiary of SEI delivering a Guaranty from time to time pursuant to Section 6.19 hereof.
     “Seller Financed Indebtedness” means the Indebtedness of SEI and its Subsidiaries outstanding on the Closing Date (a) that is owing to third parties, (b) that was incurred or assumed in connection with the acquisition of assets (including stock) prior to May 10, 2001, and (c) the maximum principal amount of which is not in excess of $100,000.
     “Senior Indentures” means (i) the Senior 2005 (6.250%) Indenture, (ii) the Senior 2007 (3.125%) Indenture and (iii) the Senior 2007 (3.375%) Indenture.
     “Senior Indenture Notes” means (i) the Senior 2005 (6.250%) Notes, (ii) the Senior 2007 Convertible (3.125%) Notes and (iii) the Senior 2007 Convertible (3.375%) Notes.
     “Senior 2005 (6.250%) Indenture” means that certain Indenture by and between SEI and U.S. Bank National Association, as trustee, dated as of February 11, 2005 providing for the issuance of the Senior 2005 (6.250%) Notes.
     “Senior 2005 (6.250%) Notes” means those certain unsecured notes of SEI issued pursuant to the Senior 2005 (6.250%) Indenture in the initial principal amount of $200,000,000.
     “Senior 2007 (3.125%) Indenture” means that certain Indenture by and between SEI and U.S. Bank National Association, as trustee, dated as of June 27, 2007 providing for the issuance of the Senior 2007 Convertible (3.125%) Notes.

     “Senior 2007 Convertible (3.125%) Notes” means those certain unsecured notes of SEI issued pursuant to the Senior 2007 (3.125%) Indenture in the initial principal amount of $125,000,000.
     “Senior 2007 (3.375%) Indenture” means that certain Indenture by and between SEI and U.S. Bank National Association, as trustee, dated as of June 27, 2007 providing for the issuance of the Senior 2007 Convertible (3.375%) Notes.
     “Senior 2007 Convertible (3.375%) Notes” means those certain unsecured notes of SEI issued pursuant to the Senior 2007 (3.375%) Indenture in the initial principal amount of $125,000,000.
     “Senior Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent or the Collateral Agent from time to time pursuant to Section 9.05.
     “Solvent” means, when used with respect to any Person, that at the time of determination:
     (a) the fair value of its assets (both at fair valuation and at present fair saleable value on an orderly basis) is in excess of the total amount of its liabilities, including, without duplication, contingent obligations; and
     (b) it is then able and expects to be able to pay its debts as they mature; and
     (c) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.
     “SPC” has the meaning specified in Section 10.06(h).
     “Stewart Parties” means, individually or collectively as the context may indicate, (a) any family member of Frank B. Stewart, Jr., or (b) any trust, the beneficiary, owner or Person beneficially holding an 80% or more controlling interest of which consists of Frank B. Stewart, Jr. and/or such other Persons referred to in the immediately preceding clause (a).
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of SEI.
     “Subsidiary Securities” means the Equity Interests in any Subsidiary, whether or not constituting a “security” under Article 8 of the Uniform Commercial Code as in effect in any jurisdiction.

     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the SEI or its Subsidiaries shall be a Swap Contract.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
     “Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
     “Swing Line Loan” has the meaning specified in Section 2.04(a).
     “Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.
     “Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
     “Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
     “Unencumbered Domestic Liquid Assets” means, at any time, cash, Eligible Securities and readily marketable securities, in each case not subject to any Lien (other than any Lien of a type permitted by Section 7.04(a), (b) or (c)(iii)) or held in any trust (including any cemetery perpetual care trust), then held by SEI or the SEI Guarantors that would be reflected on a consolidated balance sheet of SEI and the SEI Guarantors at such time.
     “United States” and “U.S.” mean the United States of America.
     “Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
     “Voting Securities” means Equity Interests issued by a Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
     1.03 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), including in each case as supplemented by any Pledge Agreement Supplement or Intellectual Property Security Agreement Supplement, as applicable, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.04 Accounting Adjustments. With respect to any Asset Disposition in excess of $1,000,000 by SEI or any of its Subsidiaries permitted under Section 7.06(c) or (f) that is a Material Asset Disposition or any Material Acquisition consummated on or after the Closing Date and prior to the Facility Termination Date that is permitted hereby, the following shall apply:
     (a) For each of the four Four-Quarter Periods ending next following the date of each Asset Disposition by SEI or any of its Subsidiaries permitted under Section 7.06(c) or (f),
     (i) to the extent GAAP, applied on a consistent basis, does not so provide, Consolidated EBITDA (and the components thereof) shall exclude the results of operations of the Person or assets so disposed of on a historical pro forma basis as if such disposition had been consummated on the first day of such Four-Quarter Period; and
     (ii) to the extent GAAP, applied on a consistent basis, does not so provide, Consolidated Interest Expense shall be adjusted on a historical pro forma basis to (A) eliminate interest expense accrued during such period on any Indebtedness permanently repaid with the proceeds of, or disposed of in connection with, such Asset Disposition and (B) include interest expense on any Indebtedness (including Indebtedness hereunder) incurred, acquired or assumed in connection with such Asset Disposition (“Incremental Disposition Debt”) calculated (x) as if all such Incremental Disposition Debt has been incurred as of the first day of such Four-Quarter Period and (y) at the following interest rates: (I) for all periods subsequent to the date of the Asset Disposition and for Incremental Disposition Debt assumed or acquired in the Asset Disposition and in effect prior to the date of the Asset Disposition, at the actual rates of interest applicable thereto, and (II) for all periods prior to the actual incurrence of such Incremental Disposition Debt, equal to the rate of interest actually applicable to such Incremental Disposition Debt hereunder or under other financing documents applicable thereto, as the case may be.
     (b) For each of the four Four-Quarter Periods ending next following the date of each Acquisition,

     (i) to the extent GAAP, applied on a consistent basis, does not so provide, Consolidated EBITDA (and the components thereof) shall include the results of operations of the Person or assets so acquired on a historical pro forma basis as if such acquisition had been consummated on the first day of such Four-Quarter Period; and
     (ii) to the extent GAAP, applied on a consistent basis, does not so provide, Consolidated Interest Expense shall be adjusted on a historical pro forma basis to (A) eliminate interest expense accrued during such period on any Indebtedness repaid in connection with such Acquisition and (B) include interest expense on any Indebtedness (including Indebtedness hereunder) incurred, acquired or assumed in connection with such Acquisition (“Incremental Acquisition Debt”) calculated (x) as if all such Incremental Acquisition Debt had been incurred as of the first day of such Four-Quarter Period and (y) at the following interest rates: (I) for all periods subsequent to the date of the Acquisition and for Incremental Acquisition Debt assumed or acquired in the Acquisition and in effect prior to the date of Acquisition, at the actual rates of interest applicable thereto, and (II) for all periods prior to the actual incurrence of such Incremental Acquisition Debt, equal to the rate of interest actually applicable to such Incremental Acquisition Debt hereunder or under other financing documents applicable thereto, as the case may be.
     (c) As used in this Section 1.04, “Material Asset Disposition” means an Asset Disposition that yields gross proceeds in excess of $1,000,000; and “Material Acquisition” means an Acquisition that involves consideration in excess of $1,000,000.
     1.05 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
     (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either SEI or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that (i) the Borrowers’ obligations under this Section 1.05(b) are expressly limited to such good faith negotiations and the Borrowers shall have no obligation to enter into any such amendment to the extent the Borrowers have acted in good faith as provided herein but have been unable to reach agreement with the Administrative Agent and the Lenders on the substance of any such amendment, and (ii) any such amendment shall be subject to the approval of the Required Lenders; provided, further, that unless and until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) SEI shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

     (c) In the event of any fiscal year change permitted by the proviso to Section 7.12, the periods set forth in Section 7.01(a) and (c) shall be automatically adjusted to reflect the last day of the applicable corresponding revised fiscal year end date.
     1.06 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.07 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
     1.08 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Documents related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS
     2.01 Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to one or more of the Borrowers (subject to the PR Borrowing Limit) from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations (giving effect to any adjustments therein effected under the last sentence of the definition of “Applicable Percentage”), plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment (giving effect to any adjustments therein effected under the last sentence of the definition of “Applicable Percentage”), and (iii) the Total Outstandings owing by the PR Borrowers shall not exceed the PR Borrowing Limit. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
     2.02 Borrowings, Conversions and Continuations of Committed Loans.
     (a) Each Committed Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon SEI’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Committed Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Committed Loans, and (ii) on the requested date of any Committed Borrowing of Base Rate Committed Loans; provided, however, that if the Borrowers wish to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the requested date of such Committed Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the requested date of such Committed Borrowing, conversion or continuation, the Administrative Agent shall notify SEI (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by SEI pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of SEI (unless such Committed Loan Notice is being delivered by the Swing Line Lender pursuant to Section 2.04(c) or by the Administrative Agent on behalf of the L/C Issuer pursuant to Section 2.03(c)(i)); provided that the lack of such prompt confirmation shall not affect the conclusiveness or binding effect of such telephonic notice. Each Committed Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Committed Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether SEI is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Committed Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) if applicable, the identity of the Borrower or Borrowers to whom such Committed Borrowing is to be made or existing Committed Loan converted or continued. If SEI fails to specify a Type of Committed Loan in a Committed Loan Notice or if SEI fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as or converted to Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If SEI requests a Committed Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
     (b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by SEI, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each

Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by SEI; provided, that if, on the date the Committed Loan Notice with respect to such Committed Borrowing is given by SEI, there are L/C Borrowings outstanding, then the proceeds of such Committed Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, shall be made available to the applicable Borrower as provided above.
     (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loan may be requested as, converted into or continued as a Eurodollar Rate Loan without the consent of the Required Lenders.
     (d) The Administrative Agent shall promptly notify SEI and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify SEI and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
     (e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than fifteen (15) Interest Periods in effect with respect to Loans; provided that, in the event the Aggregate Commitments are increased by at least $25,000,000 pursuant to Section 2.14 then the number of Interest Periods in effect with respect to the Loans permitted under this subsection shall be increased to twenty (20).
     2.03 Letters of Credit.
     (a) The Letter of Credit Commitment.
     (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrowers, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrowers and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Outstandings shall not exceed the Aggregate Commitments, (x) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the

Outstanding Amount of all L/C Obligations (giving effect to any adjustments therein effected under the last sentence of the definition of “Applicable Percentage”), plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment (giving effect to any adjustments therein effected under the last sentence of the definition of “Applicable Percentage”), (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit, and (z) the Total Outstandings of the PR Borrowers shall not exceed the PR Borrowing Limit. Each request by SEI, whether for itself or any other Borrower, for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, each Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms hereof.
     (ii) The L/C Issuer shall not issue any Letter of Credit, if:
     (A) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Required Lenders have approved such expiry date; or
     (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.
     (iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
     (B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

     (C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $500,000;
     (D) such Letter of Credit is to be denominated in a currency other than Dollars;
     (E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
     (F) any Lender is at such time a Defaulting Lender or an Impacted Lender, unless the L/C Issuer has entered into arrangements satisfactory to the L/C Issuer (in its sole discretion) with the Borrowers or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure with respect to such Lender as to either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which the L/C Issuer has such actual or potential risk, as it may elect in its sole and absolute discretion. In the event that the L/C Issuer requires pursuant to this Section 2.03(a)(iii)(F) that, as a condition to the issuance of any Letter of Credit, a Defaulting Lender or Impacted Lender, or the Borrowers, enter into arrangements for the provision of sufficient Cash Collateral or other credit support acceptable to the L/C Issuer to eliminate the L/C Issuer’s actual or potential Fronting Exposure with respect to any such Lender, then the provisions of Section 2.18 shall apply to such Cash Collateral and other credit support.
     (iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
     (v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     (vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
     (b) Procedures for Issuance and Amendment of Letters of Credit.
     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of SEI, whether on behalf of itself or any other Borrower, delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of SEI. Such

Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, SEI, on behalf of itself or any other Borrower, as the case may be, shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.
     (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from SEI, on behalf of itself or any other Borrower, as the case may be, and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.
     (iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to SEI and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
     (c) Drawings and Reimbursements; Funding of Participations.
     (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify SEI, on behalf of itself or any other applicable Borrower, and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrowers shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrowers fail to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, SEI, on behalf of itself or any other applicable Borrower, shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.03 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (including for this purpose the application of available Cash Collateral and other credit support provided for this purpose pursuant to Section 2.03(a)(iii)(F)) to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to SEI, on behalf of itself or any other applicable Borrower, in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.
     (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, SEI or the other applicable Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
     (iv) Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.
     (v) Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by SEI of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of SEI or any other applicable Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
     (vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry practice on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid (other than interest and fees paid as aforesaid) shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
     (d) Repayment of Participations.
     (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.04(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from SEI, any other applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
     (ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative

Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Obligations Absolute. The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
     (ii) the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
     (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any Subsidiary.
     SEI, on behalf of itself or any other applicable Borrower, shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with SEI’s instructions or other irregularity, SEI will immediately notify the L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
     (f) Role of L/C Issuer. Each Lender and each of the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the

Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude any Borrower pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     (g) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and SEI when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.
     (h) Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender or Impacted Lender with respect to any Letter of Credit as to which such Defaulting Lender or Impacted Lender has not provided Cash Collateral or other credit support arrangements satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable during the applicable Impact Period, to the maximum extent permitted by applicable law, (i) to the other Lenders to the extent of the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit and (ii) the balance of such fee, if any, to of for the account of the L/C Issuer. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the last Business Day of each fiscal quarter of SEI, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
     (i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrowers shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears, and due and payable on the last Business Day of each fiscal quarter of SEI, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. In addition, the Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
     (j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
     2.04 Swing Line Loans.
     (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender may, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, in its sole and absolute discretion, make loans (each such loan, a “Swing Line Loan”) to the Borrowers (subject to the PR Borrowing Limit) from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (iii) the Outstanding Amount of Committed Loans and Swing Line Loans owing by the PR Borrowers shall not exceed the applicable PR Borrowing Limit; and provided, further, that no Borrower shall use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such

Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.
     (b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon SEI’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, (ii) the requested borrowing date, which shall be a Business Day, and (iii) the Borrower to whom such Swing Line Loan is to be made (subject to the applicable PR Borrowing Limit). Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of SEI. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the applicable Borrower.
     (c) Refinancing of Swing Line Loans.
     (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the applicable Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments, the PR Borrowing Limit and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the applicable Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available (including for this purpose Cash Collateral and other credit support available with respect to the applicable Swing Line Loan provided pursuant to Section 2.04(c)(v)) to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.05(c)(ii), each Lender that so makes funds available shall be deemed to have made a

Base Rate Committed Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
     (ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.05(c)(i) shall be deemed payment in respect of such participation.
     (iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid (other than interest and fees paid as aforesaid) shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
     (iv) Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, a Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 and the PR Borrowing Limit. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.
     (v) In the event that the Swing Line Lender, in the exercise of its discretion, requires that, as a condition to the making of any Swing Line Loan, a Defaulting Lender or Impacted Lender, or the Borrowers, at such Person’s option, enter into arrangements satisfactory to the Swing Line Lender for the provision of sufficient Cash Collateral or other credit support acceptable to the Swing Lien Lender, to eliminate the Swing Lien

Lender’s actual or potential Fronting Exposure with respect to any such Lender, then the provisions of Section 2.18 shall apply.
     (d) Repayment of Participations.
     (i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.
     (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the applicable Borrowers for interest on the Swing Line Loans. Until each Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.
     (f) Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
     2.05 Prepayments.
     (a) Each Borrower may, upon notice by SEI to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) two Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by SEI on behalf of itself or another Borrower, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 10.14, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.
     (b) Each Borrower may, upon notice by SEI to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by SEI, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
     (c) If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrowers shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations, as SEI shall select, in an aggregate amount equal to such excess; provided, however, that no Borrower shall be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect.
     2.06 Termination or Reduction of Commitments. The Borrowers may, upon notice by SEI to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments (including, as determined by SEI, the PR Borrowing Limit); provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit, the Swing Line Sublimit or the PR Borrowing Limit exceeds the amount of the Aggregate Commitments, such sublimit or PR Borrowing Limit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
     2.07 Repayment of Loans.
     (a) The Borrowers shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.

     (b) The Borrowers shall repay each Swing Line Loan on the earlier to occur of (i) the date that is 10 Business Days after the advance of such Swing Line Loan and (ii) the Maturity Date.
     2.08 Interest.
     (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (ii) If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     2.09 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.04:
     (a) Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Committed Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 10.14. For purposes of clarification, the parties hereto acknowledge that the Outstanding Amount of Swing Line Loans shall not be considered a component of clause (i) of the determination of such commitment fee. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each fiscal quarter of SEI, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(b) Other Fees. (i) The Borrowers shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     (ii) The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     2.11 Evidence of Debt.
     (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender

(through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
     (b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
     2.12 Payments Generally; Administrative Agent’s Clawback.
     (a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by a Borrower, the interest rate applicable to Base Rate

Loans. If the applicable Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the applicable Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from SEI or another Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, or any of them, or the L/C Issuer hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the applicable Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, purchase its participation or make its payment under Section 10.04(c).
     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any

Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:
     (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or an Impacted Lender), (y) the application of collateral or other credit support (and proceeds thereof) in respect of obligations relating to Letters of Credit and Swing Line Loans (including related Lender participation obligations) provided for in Sections 2.03, 2.04, 2.05, 2.18 and 8.02(c), or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to SEI or any Subsidiary thereof (as to which the provisions of this Section shall apply).
     Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
     2.14 Increase in Commitments. SEI may at any time and from time to time, by delivery to the Administrative Agent of a written notice signed by a Responsible Officer of SEI (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request the addition of a new tranche of term loans (an “Incremental Term Facility”) or an increase in the Aggregate Commitments (an “Incremental Revolving Commitment”) or a combination thereof; provided that at the time of any such request and upon the effectiveness of the Incremental Facility Amendment referred to below, (i) no Default or Event of Default shall exist, and (ii) SEI shall be in pro forma compliance with the financial covenants set forth in

Section 7.01 (as demonstrated in a Compliance Certificate executed by a Responsible Officer of SEI). Each Incremental Term Facility or Incremental Revolving Commitment shall be in an aggregate principal amount not less than $15,000,000 (or such lesser amount as may be acceptable to the Administrative Agent), and the aggregate principal amount of all such Incremental Term Facilities and Incremental Revolving Commitments shall not exceed $30,000,000. Each Incremental Term Facility (a) shall rank pari passu or junior in right of payment and of security with the Loans (and any such Incremental Term Facility which is junior in right of payment shall have customary second lien, subordination, standstill and other provisions reasonably acceptable to the Administrative Agent), (b) shall not mature earlier than the Maturity Date, (c) shall have a weighted average life and contain terms as to prepayments and amortization that are acceptable to the Administrative Agent and, in the event of any such Incremental Term Facility greater than $25,000,000, have pricing acceptable to the Administrative Agent, and (d) shall not contain additional or different covenants or financial covenants which are more restrictive in any material respect than the covenants in the Loan Documents at the time of the incurrence of such Incremental Term Facility unless either such covenants benefit all of the Lenders or are otherwise consented to by the Administrative Agent. Any such notice shall set forth the amount and terms of the relevant Incremental Term Facility or Incremental Revolving Commitment requested by SEI and to be agreed by any Lenders or Additional Lenders (as herein defined) under such Incremental Term Facility or providing such Incremental Revolving Commitment. SEI may arrange for one or more banks or other financial institutions or, in the case of an Incremental Term Facility, institutional investors, each of which shall be reasonably satisfactory to the Administrative Agent and, with respect only to Incremental Revolving Commitments, the Swing Line Lender and the L/C Issuer (any such bank or other financial institution being called an “Additional Lender”), to extend commitments under the Incremental Term Facility or provide a portion of the Incremental Revolving Commitment, and each existing Lender shall be afforded an opportunity, but shall not be required, to provide a portion of any such Incremental Term Facility or provide a portion of such Incremental Revolving Commitment. Commitments in respect of any Incremental Term Facility or any Incremental Revolving Commitment shall become Commitments under this Agreement, and each Additional Lender shall become a Lender under this Agreement, pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each existing Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents to the extent (but only to the extent) necessary to effect the provisions of this Section. The effectiveness of any Incremental Facility Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 (it being understood that all references to “date of the applicable Credit Extension” in such Section 4.02 shall be deemed to refer to the effective date of such Incremental Facility Amendment). The proceeds of any Incremental Term Facility or any Incremental Revolving Commitment will be used for working capital, capital expenditures and other general corporate purposes not in contravention of any Law or of any Loan Document, other than for the call of, or tender for, all or substantially all of the Senior Indenture Notes permitted by Section 7.17(a). No Incremental Revolving Commitment shall increase the sublimit for Letters of Credit or Swing Line Loans without the consent of the L/C Issuer or the Swing

Line Lender, as applicable. This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.
     2.15 Joint and Several Borrowers.
     (a) Notwithstanding any other provision of this Agreement, except as hereinafter provided, each Borrower shall be jointly and severally liable as primary obligor and not merely as surety for repayment of all Obligations of any PR Borrower arising under the Loan Documents. Such joint and several liability shall apply to each Borrower regardless of whether (i) any Loan was only requested on behalf of or made to another Borrower or the proceeds of any Loan were used only by another Borrower, (ii) any interest rate election was made only on behalf of another Borrower, or (iii) any indemnification obligation or any other obligation arose only as a result of the actions of another Borrower; provided the liability of each of the PR Borrowers under this Agreement, the Notes and the other Loan Documents shall be limited to the Obligations of the PR Borrowers. Each Borrower shall retain any right of contribution arising under applicable law against the other Borrowers as the result of the satisfaction of any Obligations; provided, such rights are hereby fully subordinated in all respects to the payment in full of the Obligations, no Borrower shall assert such right of contribution against any other Borrower until 93 days after the Facility Termination Date, and each Borrower shall hold in trust and separate from its other property any funds or other property received on account of any such right of contribution and pay the same over to the Administrative Agent for application to the Obligations until payment in full of the Obligations.
     (b) Without limiting the foregoing provisions of this Section 2.15, SEI hereby irrevocably, absolutely and unconditionally guarantees the full and punctual payment or performance when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations of each of the PR Borrowers, whether owing to the Administrative Agent, the Collateral Agent, any Lender or any other Senior Secured Party. This guarantee constitutes a guaranty of payment and not of collection.
     (c) Without limiting the foregoing provisions of this Section 2.15, each PR Borrower hereby irrevocably, absolutely and unconditionally guarantees the full and punctual payment or performance when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations of the other PR Borrower, whether owing to the Administrative Agent, the Collateral Agent, any Lender or any other Senior Secured Party. This guarantee constitutes a guaranty of payment and not of collection.
     (d) It is the intention of the parties that with respect to each Borrower, its obligations under Sections 2.15(a), (b) and (c) shall be absolute, unconditional and irrevocable irrespective of:
     (i) any lack of validity, legality or enforceability of this Agreement, any Note, or any other Loan Document as to any other Borrowers;
     (ii) the failure of the Administrative Agent, the Collateral Agent or any Lender:

     (A) to enforce any right or remedy against any other Borrower or any other Person under the provisions of this Agreement, any Note, any other Loan Document or otherwise, or
     (B) to exercise any right or remedy against any guarantor of, or Collateral securing, any Obligations;
     (iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other extension, compromise or renewal of any Obligations with respect to any other Borrower;
     (iv) any reduction, limitation, impairment or termination of any Obligations with respect to any other Borrower or any other Person for any reason including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Borrower hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise or unenforceability of, or any other event or occurrence affecting, any Obligations with respect to any other Borrower;
     (v) any addition, exchange, release, surrender or nonperfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any guaranty, held by the Administrative Agent, the Collateral Agent, any Lender or any holder of any Note securing any of the Obligations; or
     (vi) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any other Borrower, any surety or any guarantor.
     (e) Each Borrower agrees that its joint and several liability hereunder shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must be restored by the Administrative Agent, the Collateral Agent, any Lender or any holder of any Note, upon the insolvency, bankruptcy or reorganization of any other Borrower as though such payment had not been made.
     (f) Each Borrower hereby expressly waives: (i) notice of the Lenders’ acceptance of this Agreement; (ii) notice of the existence or creation or non-payment of all or any of the Obligations; (iii) notice of the release of any Borrower; (iv) presentment, demand, notice of dishonor, protest, and all other notices whatsoever other than notices expressly provided for in this Agreement or by applicable law; and (v) all diligence in collection or protection of or realization upon the Obligations or any thereof, any obligation hereunder, or any security for or guaranty of any of the foregoing.
     (g) No delay on the part of the Administrative Agent, the Collateral Agent or any Lender in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent, the Collateral Agent or any Lender of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. No action of the Administrative Agent, the Collateral Agent or any Lender permitted hereunder shall in any way affect or impair any of their rights or any of their obligations to any of the Borrowers under this Agreement (except as otherwise waived, modified, or amended).
     (h) Until the Facility Termination Date, SEI hereby unconditionally subordinates all present and future debts, liabilities or obligations now or hereafter owing to SEI (i) of any of the PR Borrowers, to the payment in full of any Obligations of the PR Borrowers, (ii) of each Guarantor, to the payment in full of the obligations of each such Guarantor under this Agreement or any of the Loan Documents, and (iii) of each other Person now or hereafter constituting a Loan Party, to the payment in full of the obligations of such Loan Party under this Agreement or any of the Loan Documents. All amounts due under such subordinated debts, liabilities or obligations shall, upon the occurrence and during the continuance of an Event of Default, be collected and, upon the request of the Administrative Agent, be paid over forthwith to the Administrative Agent for the benefit of the Administrative Agent, the Collateral Agent and the Lenders on account of the Obligations or such other obligations, as applicable, and, after such request and pending such payment, shall be held by SEI as agent and bailee of the Administrative Agent, the Collateral Agent and the Lenders separate and apart from all other funds, property and accounts of SEI.
     2.16 SEI as Borrowing Agent. Because the operations and business activities of the Borrowers are highly integrated and interdependent, at any particular time it is in the mutual best interest of the Administrative Agent, the Lenders and the Borrowers for SEI, through one or more of its Responsible Officers, to deliver all Requests for Credit Extension and all other such notices, and to take all other action of a Responsible Officer in this Agreement or in any other Loan Document, whether on behalf of SEI or any other Borrower, and to determine which of the Borrowers will directly receive the proceeds of a Loan (subject to the PR Borrowing Limit). Each of the Borrowers hereby directs the Administrative Agent to disburse the proceeds of each Loan as directed by SEI through a Responsible Officer (such directions to be subject to approval of the Administrative Agent in its discretion), and such distribution will, in all circumstances, be deemed to be made to the Borrower to which such proceeds are directed (subject to the PR Borrowing Limit). Each Borrower hereby irrevocably designates, appoints, authorizes and directs SEI (including each Responsible Officer of SEI) to act on behalf of such Borrower for the purposes set forth in this Section 2.16, and to act on behalf of such Borrower for purposes of giving notice to the Administrative Agent of requests for Borrowings, conversions, continuations and for otherwise giving and receiving notices and certifications under this Agreement or any other Loan Document and otherwise for taking all other action contemplated to be taken by SEI (including each Responsible Officer of SEI) hereunder or under any other Loan Document. Each Borrower further appoints SEI as its agent for any service of process. The Administrative Agent is entitled to rely and act on the instructions of SEI, by and through any Responsible Officer, on behalf of each Borrower. Without limiting the provisions of Section 10.04, each Borrower covenants and agrees to assume liability for and to protect, indemnify and hold harmless the Administrative Agent, the Collateral Agent, the Lenders, the L/C Issuer and the Swing Line Lender from any and all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses (including without limitation, reasonable attorneys’ fees), which may be incurred by, imposed or asserted against the Administrative Agent, the Collateral Agent, any Lender, the L/C Issuer or the Swing Line Lender, howsoever arising or incurred because of, out of or in connection with the disbursements of Loans and Credit Extensions in accordance with this Section 2.16; provided, that the liability of the Borrowers pursuant to this indemnity shall not extend to any liability, obligation, damage, penalty, claim, cause of action, cost, charge or expense of any Person determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent, the Collateral Agent, any Lender, the L/C Issuer or the Swing Line Lender. SEI shall maintain detailed accounting and records of all disbursements and payments made to each Borrower with respect to proceeds of Loans. Not in any way in limitation of any other provisions set forth herein, such books and records may be reviewed and copied by the Administrative Agent at SEI’s expense at reasonable intervals and upon reasonable notice given by the Administrative Agent to SEI.
     2.17 Removal of PR Borrowers. At any time and provided that no Default shall have occurred and be continuing, upon at least two (2) Business Days’ written notice from SEI (effective upon receipt) to the Administrative Agent prior to 11:00 a.m., which notice shall be irrevocable and shall be in the form of Exhibit G hereto, SEI and the PR Borrowers may elect to remove the PR Borrowers as Borrowers hereunder, so long as (a) such removal is of both PR Borrowers simultaneously and (b) SEI shall expressly acknowledge and assume all Obligations of the PR Borrowers outstanding at such time as primary obligor, and shall reaffirm its obligation for all Obligations. From and after the effective date of such election, as specified in such notice in accordance with the terms of this Section 2.17, (i) the PR Borrowers shall have no further rights or privileges as Borrowers hereunder, (ii) the PR Borrowers shall have no further liability for the payment of any amounts required to be paid by the PR Borrowers as borrowers hereunder or under the Notes, (iii) each Responsible Officer shall without further action serve solely as the representative of SEI for all purposes of the Loan Documents, and (iv) all references in the Loan Documents to permitted, required or prohibited conduct of the “Borrowers” or the “PR Borrowers” from and after such effective date shall be deemed to refer solely to SEI; provided, that no such termination of the PR Borrowers’ status as Borrowers shall reduce or impair any obligation or liability of the PR Borrowers arising as a result of (x) any representation, warranty or certification made by or on behalf of either of them prior to or on such effective date under or pursuant to any of the Loan Documents, (y) any representation, warranty, acknowledgement or other undertaking of either of them contained in the election notice described above, or (z) any indemnification obligations under Section 2.16 or 10.04 or otherwise arising from or relating to any conduct of the PR Borrowers prior to such effective date, including the application of any proceeds of Loans.
     2.18 Cash Collateral and Other Credit Support.
     (a) Certain Credit Support Events; Grant of Security Interest. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. In addition, (i) Sections 2.05(c) and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder, (ii) Section 2.03(a)(iii)(F) contemplates the delivery of Cash Collateral or other credit support in certain circumstances to support the issuance of Letters of Credit, and (iii) pursuant to Section 2.04, the Swing Lender may in its discretion request Cash Collateral or other credit support in connection with the issuance of Swing Line Loans. Each Borrower, and to the extent provided by any Lender, such Lender, hereby grants to the Administrative Agent, for the benefit of the Administrative Agent, the Collateral Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), a security interest in all such cash, deposit accounts and all balances therein, and all other property provided as collateral pursuant to Section 2.03, Section 2.04, Section 2.05(c) and Section 8.02(c), and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. For the avoidance of doubt, to the extent that any other Person may have a claim, by virtue of an intercreditor arrangement, tag-along right or any other term in any other document or instrument, to share in any Cash Collateral or other credit support provided pursuant to any of the aforementioned sections of this Agreement, the L/C Issuer, Swing Line Lender, Administrative Agent or the Collateral Agent, as applicable, may take such provisions into account in determining whether Cash Collateral or other credit support is satisfactory.
     (b) Application. Notwithstanding anything to the contrary contained in this Agreement, (i) Cash Collateral or other credit support (and proceeds thereof) provided by any Defaulting Lender or Impacted Lender pursuant to Section 2.03 or 2.04 to support the obligations of such Lender in respect of Letters of Credit or Swing Line Loans shall be held and applied, first, to fund the L/C Advances of such Lender, such Lender’s funding of participations in Swing Line Loans, or such Lender’s Applicable Percentage of Base Rate Committed Loans used to repay L/C Borrowings, L/C Advances or Swing Line Loans with respect to which such collateral or other credit support was provided, as applicable, and, second, to fund (x) the L/C Advances of such Lender, such Lender’s funding of participations in Swing Line Loans, or such Lender’s Applicable Percentage of Base Rate Committed Loans used to repay L/C Borrowings, L/C Advances or Swing Line Loans, as applicable, and (y) any interest accrued for the benefit of the L/C Issuer or Swing Line Lender pursuant to Sections 2.03(c)(vi) and 2.04(c)(iii) allocable to such Lender, and (ii) Cash Collateral and other credit support (and proceeds thereof) otherwise provided by or on behalf of any Loan Party under Section 2.03, 2.04, 2.05(c) or 8.02(c) to support L/C Obligations shall be held and applied, first, to the satisfaction of the specific L/C Obligations, Swing Line Loans or obligations to fund participations therein of the applicable Defaulting Lender or Impacted Lender for which the Cash Collateral or other credit support was so provided and, second, if remedies under Section 8.02 shall have been exercised, to the application of such collateral or other credit support (or proceeds thereof) to any other Obligations in accordance with Section 8.03.
     (c) Release. Cash Collateral and other credit support provided under Sections 2.03 or 2.04 in connection with any Lender’s status as a Defaulting Lender or an Impacted Lender shall be released (except as the L/C Issuer, Swing Line Lender and the Person providing such collateral or other credit support may agree otherwise (as applicable)) promptly following the earlier to occur of (A) the termination of such Lender’s status as a Defaulting Lender or Impacted Lender or (B) following the L/C Issuer’s or Swing Line Lender’s (as applicable) good faith determination that there remain outstanding no L/C Obligations or Swing Line Loans, as applicable, as to which it has actual or potential Fronting Exposure in relation to such Lender as to which it desires to maintain Cash Collateral or other credit support; subject, however, to the additional condition that, as to any such collateral or other credit support provided by or on behalf of a Loan Party, no Default or Event of Default shall then have occurred and be continuing..

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01 Taxes.
     (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
     (i) Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require any Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
     (ii) If any Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrowers shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the Collateral Agent, any Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made..
     (b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.
     (c) Tax Indemnifications.
     (i) Without limiting the provisions of subsection (a) or (b) above, each Borrower shall, and each Borrower does hereby, indemnify the Administrative Agent, the Collateral Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by any Borrower or the Administrative Agent or paid by the Administrative Agent, the Collateral Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to SEI by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.
     (ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify the Borrowers, the Administrative Agent and the Collateral Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrowers or the Administrative Agent) incurred by or asserted against any Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to SEI or the Administrative Agent pursuant to subsection (e). Each Lender and the L/C Issuer hereby authorizes the Administrative Agent and the Collateral Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent or the Collateral Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.
     (d) Evidence of Payments. Upon request by SEI or the Administrative Agent, as the case may be, after any payment of Taxes by any Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, SEI shall deliver to the Administrative Agent or the Administrative Agent shall deliver to SEI, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to SEI or the Administrative Agent, as the case may be.
     (e) Status of Lenders; Tax Documentation.
     (i) Each Lender shall deliver to SEI and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by SEI or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrowers or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

     (ii) Without limiting the generality of the foregoing, if any Borrower is resident for tax purposes in the United States:
     (A) Any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to SEI and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by SEI or the Administrative Agent as will enable the Borrowers or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and
     (B) Each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to SEI and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of SEI or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (II) executed originals of Internal Revenue Service Form W-8ECI,
     (III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,
     (IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or
     (V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit SEI or the Administrative Agent to determine the withholding or deduction required to be made.

     (iii) Each Lender shall promptly (A) notify SEI and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that SEI or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.
     (f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent or the Collateral Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from the funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, the Collateral Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the applicable Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower, upon the request of the Administrative Agent, the Collateral Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the Collateral Agent, such Lender or the L/C Issuer in the event the Administrative Agent, the Collateral Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, the Collateral Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.
     3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to SEI through the Administrative Agent, any obligation of such Lender (x) to make or continue Eurodollar Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, to make or maintain Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, shall be suspended until such Lender notifies the Administrative Agent and SEI that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) each Borrower shall, upon demand to SEI from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate

Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent, upon receipt of the copy of the demand made by SEI to such Lender, shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted. Each Lender represents and warrants that as of the Closing Date there is no basis for such Lender to invoke the provisions of this Section 3.02.
     3.03 Inability to Determine Rates. If the Required Lenders determine after the Closing Date that for any reason in connection with any request for a Eurodollar Rate Loan, a Base Rate Loan that bears interest at the Eurodollar Rate or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify SEI and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, SEI may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.
     3.04 Increased Costs; Reserves on Eurodollar Rate Loans.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;
     (ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other

Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or
     (iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to SEI shall be conclusive absent manifest error. Each applicable Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies SEI of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) Reserves on Eurodollar Rate Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided SEI shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
     3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, each Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by SEI on behalf of such Borrower; or
     (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by a Borrower pursuant to Section 10.13;
including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Each Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by any Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
     3.06 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such

Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C issuer, as the case may be. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.
     (b) Replacement of Lenders. If (i) any Lender (x) is subject to Section 3.02 and has not designated a different Lending Office for funding or booking its Loans hereunder or assigned its rights and obligations hereunder to another of its offices, branches or affiliates or otherwise eliminated the need for the notice pursuant to Section 3.02 within 30 days of giving notice pursuant to Section 3.02 or (y) requests compensation under Section 3.04, or (ii) if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, SEI may replace such Lender in accordance with Section 10.13.
     3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent and the Collateral Agent.
ARTICLE IIIA.
SECURITY
     3A.01 Security. As security for the full and timely payment and performance of all Obligations, SEI shall, and shall cause all other Loan Parties to, on or before the Closing Date, do or cause to be done all things necessary in the opinion of the Administrative Agent and the Collateral Agent, and their counsel, to grant to the Collateral Agent or the Administrative Agent, as applicable, for the benefit of the Senior Secured Parties a duly perfected first priority security interest in all Collateral subject to no prior Lien or other encumbrance or restriction on transfer other than Permitted Liens. Without limiting the foregoing, and to the extent not previously delivered under the Original Agreement or the Existing Agreement and its associated loan documents, SEI and each Subsidiary having rights in any Subsidiary Securities shall on the Closing Date deliver to the Collateral Agent, in form and substance reasonably acceptable to the Collateral Agent, (A) a Pledge Agreement which shall pledge to the Collateral Agent for the benefit of the Senior Secured Parties (i) 65% of the Voting Securities of each Direct Foreign Subsidiary (or if SEI and its Subsidiaries shall own less than 65%, then all of the Voting Securities owned by them) and 100% of the other Subsidiary Securities of such Direct Foreign Subsidiary, and (ii) except with respect to those Subsidiaries set forth in Schedule 3A.01, all of the Subsidiary Securities of all Domestic Subsidiaries and all Excluded Subsidiaries, (B) if such Subsidiary Securities are in the form of certificated securities, such certificated securities (including corrected certificates with respect to any certificated securities delivered pursuant to the Original Agreement or the Existing Agreement and its associated loan documents that require updating to accurately reflect the appropriate information), together with undated stock powers or other appropriate transfer documents endorsed in blank pertaining thereto, (C) if such Subsidiary Securities do not constitute securities and the Subsidiary has not elected to have such interests treated as securities under Article 8 of the Uniform Commercial Code, a control agreement (containing the provisions described in Section 6.19(d)) from the Registrar of such Subsidiary Securities and (D) Uniform Commercial Code financing statements reflecting the Lien in favor of the Collateral Agent on such Subsidiary Securities, each in form and substance acceptable to the Collateral Agent, and shall take such further action and deliver or cause to be delivered such further documents as required by the Security Instruments or otherwise as the Collateral Agent may request to effect the transactions contemplated by this Article IIIA. SEI shall pledge, and shall cause each applicable Subsidiary to pledge, to the Collateral Agent for the benefit of the Senior Secured Parties (and as appropriate to reaffirm its prior pledge of) all of the Pledged Interests of any Domestic Subsidiary and each Direct Foreign Subsidiary acquired or created after the Closing Date (including any Subsidiary becoming a Domestic Subsidiary or Direct Foreign Subsidiary) and to deliver to the Collateral Agent all of the documents and instruments in connection therewith as are required pursuant to the terms of Section 6.19 and of the Security Instruments. To the extent any of the Subsidiaries set forth in Schedule 3A.01 shall at any time prior to the Facility Termination Date be capable of being pledged, SEI will, and will cause all applicable Subsidiaries to, deliver a Pledge Agreement or a Pledge Agreement Supplement, as the case may be, pledging the Subsidiary Securities of such Subsidiary.
     3A.02 Further Assurances. At the request of the Administrative Agent or the Collateral Agent, SEI will or will cause all other Loan Parties, as the case may be, to execute, by its duly authorized officers, alone or with the Collateral Agent, any certificate, instrument, financing statement, control agreement, statement or document, or to procure any such certificate, instrument, statement or document, or to take such other action (and pay all connected costs) which the Collateral Agent or the Administrative Agent reasonably deems necessary from time to time to create, continue or preserve the liens and security interests in Collateral (and the perfection and priority thereof) of the Collateral Agent contemplated hereby and by the other Loan Documents and specifically including all Collateral acquired by SEI or any other Loan Party after the Closing Date. The Collateral Agent is hereby irrevocably authorized to execute and file or cause to be filed, with or if permitted by applicable law without the signature of SEI or any other Loan Party appearing thereon, all Uniform Commercial Code financing statements reflecting SEI or any other Loan Party as “debtor” and the Collateral Agent as “secured party”, and continuations thereof and amendments thereto, as the Collateral Agent reasonably deems necessary or advisable to give effect to the transactions contemplated hereby and by the other Loan Documents.
     3A.03 Information Regarding Collateral. Each Borrower represents, warrants and covenants that (i) the chief executive office of SEI and each other Person providing Collateral pursuant to a Security Instrument (each, a “Grantor”) at the Closing Date is located at the address or addresses specified on Schedule 3A.03, and (ii) Schedule 3A.03 contains a true and complete list of (a) the exact legal name, jurisdiction of formation, and address of each Grantor, (b) the exact legal name, jurisdiction of formation, and each location of the chief executive office of each Grantor, (c) each location in which goods constituting Collateral are located, and (d) each trade name, trademark or other trade style currently used by any Grantor. SEI shall not change, and shall not permit any other Grantor to change, its name, jurisdiction of formation (whether by reincorporation, merger or otherwise), the location of its chief executive office or any location specified in clause (c) of the immediately preceding sentence, or use or permit any other Grantor to use, any additional trade name, trademark or other trade style, except upon giving written notice not more than thirty (30) days thereafter to the Collateral Agent and the Administrative Agent and taking or causing to be taken all such action at SEI’s or such other Grantor’s expense as may be reasonably requested by the Collateral Agent to perfect or maintain the perfection of the Lien of the Collateral Agent in Collateral.
     3A.04 Release of Guarantors, Collateral and Pledged Interests. Upon, or simultaneously with, the consummation of any sale or other Disposition of all or substantially all of the assets or capital stock of any Guarantor or any Direct Foreign Subsidiary (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Loan Party, so long as such sale or Disposition (and any related merger or consolidation) is otherwise permitted pursuant to the terms of this Agreement and the other Loan Documents:
     (a) any security interest of the Collateral Agent, the Administrative Agent or any other Senior Secured Party in any Collateral so sold or Disposed of shall be deemed released, without any further action by the Collateral Agent, the Administrative Agent or any other Senior Secured Party;
     (b) to the extent such sale or Disposition, or any portion thereof, is of any Subsidiary Securities of any Guarantor or any Direct Foreign Subsidiary, any security interest of the Collateral Agent, the Administrative Agent or any other Senior Secured Party in any such Subsidiary Securities shall be deemed released, without any further action by the Collateral Agent, the Administrative Agent or any other Senior Secured Party;
     (c) to the extent such sale or Disposition results in any Guarantor no longer being a Domestic Subsidiary of SEI, the guaranty of such Guarantor under any Guaranty shall be deemed released, without any further action by the Collateral Agent, the Administrative Agent or any other Senior Secured Party; and
     (d) each of the Collateral Agent, the Administrative Agent or the other Senior Secured Parties will, at the sole expense of SEI, to the extent reasonably requested by SEI, execute and deliver, or cause to be duly executed and delivered, to SEI such instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of SEI to carry out more effectively the provisions and purposes of this Section 3A.04, provided that the Collateral Agent shall not be obligated to take any action that may adversely affect any interest in Collateral or any guaranty by any other Guarantor except as may be otherwise expressly required by this Section 3A.04.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
     4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
     (a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
     (i) executed counterparts of this Agreement, the Security Agreement, the Intellectual Property Security Agreement, the Securities Pledge Agreement, the Guaranty Agreement, and any other Loan Document required to be delivered with respect to the Guarantors, the Collateral or otherwise, in each case sufficient in number for distribution to the Administrative Agent, each Lender and SEI;
     (ii) a Note executed by each Borrower in favor of each Lender requesting a Note;
     (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
     (iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each such Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect (which such jurisdictions are set forth on Schedule 4.01(a)(iv));
     (v) the favorable written opinion or opinions with respect to the Loan Documents and the transactions contemplated thereby of (A) special counsel to SEI and any Loan Party organized under the laws of the United States of America, any state or territory thereof (other than Puerto Rico) or the District of Columbia, (B) special counsel to the PR Borrowers and any PR Guarantor, and (C) special local counsel to one or more of the Loan Parties in each jurisdiction listed on Schedule 4.01(a)(v), in each case dated the Closing Date, addressed to the Administrative Agent, the Collateral Agent and the Lenders and satisfactory to the Administrative Agent;
     (vi) a certificate of a Responsible Officer of SEI that (A) either (x) attaches copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (y) states that no such consents, licenses or approvals are so required, (B) certifies that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (C) certifies that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;
     (vii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Collateral Agent, on behalf of the Senior Secured Parties, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;
     (viii) evidence of the delivery of any Uniform Commercial Code financing statements or amendments, sufficient in each case for filing in all places required by applicable United States law to perfect the Liens of the Collateral Agent or the Administrative Agent under the Security Instruments as a first priority Lien (subject to Permitted Liens) as to items of Collateral in which a security interest may be perfected by the filing of financing statements, to the extent deemed necessary or appropriate by the Administrative Agent or the Collateral Agent to maintain the perfection in Collateral existing under the Existing Agreement and related documents, or to perfect a security interest in any new or additional Collateral provided in connection with this Agreement and the Loan Documents;
     (ix) such other documents and/or evidence of other actions as may be necessary under applicable United States law to perfect, or maintain the perfection of, the Liens of the Collateral Agent under the Security Instruments as a first priority Lien (subject to Permitted Liens) in and to such other Collateral as the Collateral Agent or the Administrative Agent may require, including without limitation, the delivery by SEI and each Subsidiary owning any Pledged Interests of all stock certificates evidencing Pledged Interests not already in possession of the Collateral Agent, or that are necessary to correct the certificate in the possession of the Collateral Agent evidencing such Pledged Interest (whether the identity of the record owner or issuer, the number or type of shares, or otherwise), accompanied in each case by duly executed stock powers (or other appropriate transfer documents) in blank affixed thereto;
     (x) Uniform Commercial Code search results showing only Permitted Liens and such other Liens as are acceptable to the Lenders;
     (xi) a duly completed certificate reflecting the calculations set forth in Sections I through IV, VII and VIII of the Compliance Certificate, as of the last day of the fiscal quarter of SEI ended April 30, 2009, signed by an Executive Officer of SEI; provided that Consolidated EBITDA, Consolidated Interest Expense and Consolidated Lease Payments shall be calculated for the Four-Quarter Period ending on January 31, 2009; and

     (xii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the Collateral Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.
     (b) Any fees required to be paid on or before the Closing Date shall have been paid.
     (c) Unless waived by the Administrative Agent, the Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date (provided that after the Closing Date, the Borrowers acknowledge that there will be a final settling of accounts between the Borrowers and the Administrative Agent).
     Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:
     (a) The representations and warranties of each Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsection (a) of Section 5.06 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a)(i) and (b)(i) of Section 6.01.
     (b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
     (c) In the case of any Borrowing, the Administrative Agent shall have received a certificate signed by a Responsible Officer of SEI certifying that the Borrowers will be in compliance with Section 7.01(a) after giving pro forma effect to such proposed Borrowing and the Indebtedness incurred in connection therewith (which such certification may be included in the applicable Request for Credit Extension), including (in the case of each Borrowing other than a Swing Line Borrowing) pro forma calculations demonstrating such compliance to the extent required by the Administrative Agent.
     (d) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

     Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) submitted by SEI shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
     Each of the Borrowers represents and warrants to the Administrative Agent and the Lenders that:
     5.01 Organization and Authority.
     (a) Each Borrower and each Guarantor is a corporation, limited liability company, partnership or civil partnership as the case may be, duly organized and validly existing under the laws of the jurisdiction of its formation;
     (b) Each Borrower and each Guarantor (x) has the requisite power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Loan Documents, and (y) is qualified to do business in every jurisdiction in which failure so to qualify would have a Material Adverse Effect;
     (c) Each Borrower has the power and authority to execute, deliver and perform this Agreement and the Notes, and to borrow hereunder, and to execute, deliver and perform each of the other Loan Documents to which it is a party;
     (d) Each Guarantor has the power and authority to execute, deliver and perform the Guaranty and each of the other Loan Documents to which it is a party; and
     (e) When executed and delivered, each of the Loan Documents to which any Loan Party is a party will be the legal, valid and binding obligation or agreement, as the case may be, of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization, fraudulent conveyance or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity (whether considered in a proceeding at law or in equity).
     5.02 Loan Documents. The execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party:
     (a) have been duly authorized by all requisite organizational action of such Loan Party required for the lawful execution, delivery and performance thereof;
     (b) do not violate any provisions of (i) any applicable law, rule or regulation, (ii) any judgment, writ, order, determination, decree or arbitral award of any Governmental Authority or arbitral authority binding on such Loan Party or its properties, or (iii) the Organization Documents of such Loan Party;

     (c) do not and will not be in conflict with, result in a breach of or constitute an event of default, or an event which, with notice or lapse of time or both, would constitute an event of default, under any contract, indenture, agreement or other instrument or document to which such Loan Party is a party, or by which the properties or assets of such Loan Party are bound; and
     (d) do not and will not result in the creation or imposition of any Lien upon any of the properties or assets of such Loan Party or any Subsidiary except Permitted Liens.
     5.03 Solvency. (a) As of the Closing Date, each Loan Party is Solvent after giving effect to the transactions contemplated by the Loan Documents, and (b) at any time thereafter, SEI and its Subsidiaries are Solvent on a consolidated basis.
     5.04 Subsidiaries and Stockholders. SEI has no Domestic Subsidiaries or Direct Foreign Subsidiaries other than those Persons listed as Domestic Subsidiaries or Direct Foreign Subsidiaries in Schedule 5.04 and additional Domestic Subsidiaries or Direct Foreign Subsidiaries created or acquired after the Closing Date in compliance with Section 6.19; Schedule 5.04 states as of the date hereof the organizational form of each entity, the authorized and issued capitalization of each Domestic Subsidiary and Direct Foreign Subsidiary listed thereon, the number of shares or other equity interests of each class of capital stock or interest issued and outstanding of each such Domestic Subsidiary and Direct Foreign Subsidiary and the number and/or percentage of outstanding shares or other equity interest (including options, warrants and other rights to acquire any interest) of each such class of capital stock or other equity interest owned by SEI or by any Domestic Subsidiary; the outstanding shares or other equity interests of each such Domestic Subsidiary and Direct Foreign Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable; and SEI and each Domestic Subsidiary owns beneficially and of record all the shares and other interests it is listed as owning in Schedule 5.04, free and clear of any Lien other than Liens on Subsidiary Securities securing Seller Financed Indebtedness or any Lien arising under the Loan Documents.
     5.05 Ownership Interests. Except as set forth in Schedule 5.05, SEI owns no interest in any Person other than the Persons listed in Schedule 5.04, equity investments in Persons not constituting Subsidiaries permitted under Section 7.07 and additional Subsidiaries created or acquired after the Closing Date in compliance with Section 6.19.
     5.06 Financial Condition.
     (a) SEI has heretofore furnished to the Administrative Agent the following:
     (i) audited consolidated balance sheets of SEI and its Subsidiaries as of October 31, 2006, 2007 and 2008, and audited consolidated statements of income, stockholders’ equity and cash flows for each such fiscal year then ended, along with the related notes thereto, all as examined and certified by PricewaterhouseCoopers LLP; and
     (ii) unaudited interim consolidated balance sheets of SEI and its Subsidiaries as of January 31, 2009, and unaudited interim consolidated statements of income, stockholders’ equity and cash flows for the quarter and/or three-month period then ended, as applicable.

Except as set forth therein, the financial statements described in subsections (i) and (ii) above (including the notes thereto, where applicable) present fairly the financial condition of SEI and its Subsidiaries and the results of their operations, cash flows and changes in stockholders’ equity, as applicable, as of and for the periods indicated in such subsections, all in conformity with GAAP, subject however, in the case of unaudited interim statements, to year end audit adjustments.
     (b) Since the later of (i) the date of the audited financial statements referred to in Section 5.06(a) hereof with respect to the fiscal year ended October 31, 2008, or (ii) the date of the audited financial statements most recently delivered pursuant to Section 6.01(a) hereof, there has not occurred any event, condition (financial or otherwise) or circumstance which has had or could reasonably be expected to have a Material Adverse Effect, nor have the businesses, assets, operations or properties of SEI or any Subsidiary, on a consolidated basis, been materially adversely affected as a result of any fire, explosion, earthquake, accident, strike, lockout, combination of workers, flood, embargo or act of God.
     5.07 Title to Properties. SEI and each of its Subsidiaries has good and marketable title to all of its material real property and all of its personal property, subject to no transfer restrictions or Liens of any kind, except for the transfer restrictions and Liens permitted by Section 7.04.
     5.08 Taxes. SEI and each of its Subsidiaries have filed or caused to be filed all Federal, state and other material tax returns and reports required to be filed by it, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those being contested in good faith by appropriate proceedings diligently conducted and against which reserves reflected in the financial statements described in Section 5.06(a) or Sections 6.01(a) or (b) and satisfactory to SEI’s independent certified public accountants have been established. There is no proposed tax assessment against SEI or any Subsidiary that would, if made, have a Material Adverse Effect.
     5.09 Other Agreements. Neither SEI, any other Loan Party nor any other Subsidiary is:
     (a) a party to or subject to any judgment, order, decree, agreement, lease or instrument, or subject to other restrictions, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; or
     (b) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which such Loan Party or any Subsidiary is a party, which default has, or if not remedied within any applicable grace period could reasonably be expected to have, a Material Adverse Effect.
     5.10 Litigation. There is no action, suit, investigation or proceeding at law or in equity or by or before any Governmental Authority or arbitral body pending, or, to the knowledge of any Borrower, threatened by or against any Borrower or any Subsidiary or other Loan Party or affecting any

Borrower or any Subsidiary or other Loan Party or any properties or rights of any Borrower or any Subsidiary or other Loan Party that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) could reasonably be expected to have a Material Adverse Effect.
     5.11 Margin Stock. The proceeds of the borrowings made hereunder will be used by each Borrower only for the purposes expressly authorized herein. None of such proceeds will be used, directly or indirectly, for the purpose of (i) purchasing or carrying any margin stock, or (ii) for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which violates or which would be inconsistent with Regulation U (12 CFR Part 221) or Regulation X (12 CFR Part 224) of the Board; provided, that, notwithstanding the foregoing clause (i), SEI may use proceeds of borrowings to purchase Equity Interests of SEI that would otherwise violate such clause (i) so long as either (x) the Equity Interests of SEI constituting such margin stock so acquired are promptly retired following the purchase or other acquisition thereof or (y) at all times and after giving effect to each such purchase or acquisition of Equity Interests in SEI, not more than twenty five percent (25%) of the value of the assets (of SEI and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.04 or Section 7.06 or subject to any restriction contained in any agreement or instrument between SEI or any Subsidiary and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock. Neither any Borrower, any Subsidiary of SEI nor any agent acting on behalf of any of them has taken or will take any action which might cause this Agreement or any of the documents or instruments delivered pursuant hereto to violate any regulation of the Board or to violate the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, or any state securities laws, in each case as in effect on the date hereof.
     5.12 Regulated Company. No Loan Party or any Person Controlling any Borrower is or is required to be registered as an “investment company” under the Investment Company Act of 1940. The application of the proceeds of the Loans and repayment thereof by any Borrower and the performance by any Borrower or any other Loan Party of the transactions contemplated by the Loan Documents will not violate any provision of said Act, or any rule, regulation or order issued by the SEC thereunder, in each case as in effect on the date hereof.
     5.13 Intellectual Property, Licenses, Etc. Except to the extent it could not reasonably be expected to have a Material Adverse Effect, each Borrower and each other Loan Party owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights necessary to or used in the conduct of its businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright or other proprietary right of any other Person.
     5.14 No Untrue Statement. Each Borrower has disclosed to the Administrative Agent and the Lenders (i) all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and (ii) all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither (a) this Agreement nor any other Loan Document or certificate or document executed and delivered by or on behalf of any Borrower or any other Loan Party in accordance with or pursuant to any Loan

Document nor (b) any statement, representation, or warranty provided to the Administrative Agent or any Lender in connection with the negotiation or preparation of the Loan Documents contains any misrepresentation or untrue statement of material fact or omits to state a material fact necessary, in light of the circumstance under which it was made, in order to make any such warranty, representation or statement contained therein not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based on assumptions believed to be reasonable at the time.
     5.15 No Consents, Etc. Neither the respective businesses or properties of the Loan Parties or any Subsidiary, nor any relationship among the Loan Parties or any Subsidiary and any other Person, nor any circumstance in connection with the execution, delivery and performance of the Loan Documents and the transactions contemplated thereby, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person on the part of any Loan Party as a condition to the execution, delivery and performance of, or consummation of the transactions contemplated by the Loan Documents, which, if not obtained or effected, could reasonably be expected to have a Material Adverse Effect, or if so, such consent, approval, authorization, filing, registration or qualification has been duly obtained or effected, as the case may be.
     5.16 Employee Benefit Plans.
     (a) SEI and each ERISA Affiliate is materially in compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder and in compliance with all Foreign Benefit Laws with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined or SEI or its Subsidiaries is in the process of obtaining a determination by the Internal Revenue Service to be so qualified, each trust related to such plan has been determined to be exempt under Section 501(a) of the Code, and each Employee Benefit Plan subject to any Foreign Benefit Law has received the required approvals by any Governmental Authority regulating such Employee Benefit Plan. No material liability has been incurred by SEI or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;
     (b) Neither SEI nor any ERISA Affiliate has (i) engaged in a nonexempt prohibited transaction described in Section 4975 of the Code or Section 406 of ERISA affecting any of the Employee Benefit Plans or the trusts created thereunder which could subject any such Employee Benefit Plan or trust to a material tax or penalty on prohibited transactions imposed under Section 4975 of the Code or ERISA, (ii) incurred any accumulated funding deficiency with respect to any Employee Benefit Plan, whether or not waived, or any other liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan, (iv) failed to make a required installment or other required payment under Section 412 of the Code, Section 302 of ERISA or the terms of such Employee Benefit Plan, or (v) failed to make a required contribution or payment, or otherwise failed to operate in compliance with any Foreign Benefit Law regulating any Employee Benefit Plan;

     (c) No ERISA Event has occurred within the last five years or is reasonably expected to occur with respect to any Pension Plan or Multiemployer Plan, and neither SEI nor any ERISA Affiliate has incurred any unpaid withdrawal liability with respect to a Multiemployer Plan;
     (d) The present value of all vested accrued benefits under each Pension Plan which is subject to Title IV of ERISA, or the funding of which is regulated by any Foreign Benefit Law did not, as of the most recent valuation date for each such plan, exceed the then current value of the assets of such Pension Plan allocable to such benefits;
     (e) To the best of SEI’s knowledge, each Employee Benefit Plan which is subject to Title IV of ERISA or the funding of which is regulated by any Foreign Benefit Law, maintained by SEI or any ERISA Affiliate, has been administered in accordance with its terms in all material respects and is in compliance in all material respects with all applicable requirements of ERISA, applicable Foreign Benefit Law and other applicable laws, regulations and rules;
     (f) The consummation of the Loans and the issuance of the Letters of Credit provided for herein will not involve any prohibited transaction under ERISA which is not subject to a statutory or administrative exemption; and
     (g) No material proceeding, claim, lawsuit and/or investigation exists or, to the best knowledge of SEI after due inquiry, is threatened concerning or involving any Employee Benefit Plan.
     5.17 No Default. As of the date hereof, there does not exist any Default or Event of Default hereunder.
     5.18 Environmental Laws. SEI and each Subsidiary are in compliance with all applicable Environmental Laws and have been issued and currently maintain all federal, state and local permits, licenses, certificates and approvals required under any applicable Environmental Law, in each case except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect. Except to the extent it could not reasonably be expected to have a Material Adverse Effect, neither SEI nor any Subsidiary has been notified of any pending or threatened action, suit, proceeding or investigation, and neither SEI nor any Subsidiary is aware of any facts, which (a) call into question, or could reasonably be expected to call into question, compliance by SEI or any Subsidiary with any applicable Environmental Laws, (b) seeks, or could reasonably be expected to form the basis of a meritorious proceeding, to suspend, revoke or terminate any license, permit or approval necessary for the operation of SEI’s or any Subsidiary’s business or facilities or for the generation, handling, storage, treatment or disposal of any Hazardous Materials, or (c) seeks to cause, or could reasonably be expected to form the basis of a meritorious proceeding to cause, any property of SEI or any Subsidiary or other Loan Party to be subject to any restrictions on ownership, use, occupancy or transferability under any applicable Environmental Law.
     5.19 Employment Matters.
     (a) Except as set forth on Schedule 5.19, none of the employees of any Borrower or any Subsidiary is subject to any collective bargaining agreement and there are no strikes, work stoppages, election or decertification petitions or proceedings, unfair labor charges, equal opportunity proceedings, or other material labor/employee related controversies or proceedings pending or, to the best knowledge of each Borrower, threatened against any Borrower or any Subsidiary or between any Borrower or any Subsidiary and any of its employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and
     (b) Except to the extent a failure to maintain compliance would not have a Material Adverse Effect, each Borrower and each Subsidiary is in compliance in all respects with all applicable laws, rules and regulations pertaining to labor or employment matters, including without limitation those pertaining to wages, hours, occupational safety and taxation and there is neither pending or threatened any litigation, administrative proceeding nor, to the knowledge of any Borrower, any investigation, in respect of such matters which, if decided adversely, could reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect.
     5.20 Deathcare Industry. Except to the extent a failure to maintain compliance could not reasonably be expected to have a Material Adverse Effect, SEI and its Subsidiaries are in compliance in all respects with all Federal, state, territorial and local laws, rules and regulations, including licensure requirements applicable to any of them or any of their directors, officers, employees or agents, applicable to the delivery of funeral, cemetery and related products and services.
ARTICLE VI.
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, SEI shall, and where applicable shall cause each Subsidiary to:
     6.01 Financial Reports, Etc.
     (a) as soon as practical, and in any event within the Maximum Permitted Time, deliver or cause to be delivered to the Administrative Agent:
     (i) consolidated balance sheet of SEI and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal year, along with the related notes thereto (which financial statements and related notes may be included in SEI’s most recent Form 10-K), all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP, or other independent certified public accountants of national standing selected by SEI, as to whether such financial statements are presented fairly, in all material respects, in accordance with GAAP, and which report and opinion shall be prepared in accordance with audit standards of the PCAOB and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the presentation of the consolidated financial statements in accordance with GAAP; and

     (ii) a Compliance Certificate executed by a Responsible Officer of SEI demonstrating compliance with Sections 7.01(a) through 7.01(d) and 7.03;
     (b) commencing with the fiscal quarter ended April 30, 2009, as soon as practical, and in any event within the Maximum Permitted Time, deliver or cause to be delivered to the Administrative Agent:
     (i) consolidated balance sheets of SEI and its Subsidiaries as of the end of such fiscal quarter, and consolidated statements of income, stockholders’ equity and cash flows for such fiscal quarter and for the period from the beginning of the then current fiscal year through the end of such reporting period (which financial statements may be on Form 10-Q), and accompanied by a certificate of a Responsible Officer of SEI to the effect that such financial statements present fairly the financial position of SEI and its Subsidiaries as of the end of such fiscal period and the results of their operations and cash flows for such fiscal period, in accordance with GAAP, subject however, to year end audit adjustments; and
     (ii) a Compliance Certificate executed by a Responsible Officer of SEI containing computations for such quarter comparable to that required pursuant to Section 6.01(a)(ii), but excluding compliance with Section 7.03;
     (c) together with each delivery of the financial statements required by Section 6.01(a)(i), deliver to the Administrative Agent a letter from SEI’s accountants specified in Section 6.01(a)(i) stating that in performing the audit necessary to render an opinion on the financial statements delivered under Section 6.01(a)(i), they obtained no knowledge of any Default or Event of Default by any Borrower in the fulfillment of the terms and provisions of this Agreement insofar as they relate to financial matters (which at the date of such statement remains uncured); or if the accountants have obtained knowledge of such Default or Event of Default, a statement specifying the nature and period of existence thereof;
     (d) promptly upon their becoming available to SEI, SEI shall deliver to the Administrative Agent a copy of (i) all regular or special reports or effective registration statements which SEI or any Subsidiary shall file with the SEC (or any successor thereto) or any securities exchange, and (ii) any proxy statement distributed by SEI or any Subsidiary to its shareholders, bondholders or the financial community in general; and
     (e) promptly, from time to time, deliver or cause to be delivered to the Administrative Agent such other information regarding SEI’s and any Subsidiary’s operations, business affairs and financial condition as the Administrative Agent or any Lender may reasonably request.
     The Administrative Agent, the Collateral Agent and the Lenders are hereby authorized to deliver a copy of any such financial or other information delivered hereunder to the Lenders (or any Affiliate of any Lender) or to the Administrative Agent, to any Governmental Authority having jurisdiction over the Administrative Agent, the Collateral Agent or any of the Lenders pursuant to any written request therefor or in the ordinary course of examination of loan files, or to any other Person who shall acquire or consider the assignment of, or acquisition of any participation interest in, any Obligation permitted by this Agreement, including any pledgee pursuant to Section 10.06(f).
     Documents required to be delivered pursuant to this Section 6.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which SEI posts such documents, or provides a link thereto on SEI’s website on the Internet at the website address listed on Schedule 10.02 (in the case of any such documents included in materials otherwise filed with the SEC); or (ii) on which such documents are posted on SEI’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent)(in the case of any other documents required to be delivered pursuant to this Section 6.01); provided that: (i) SEI shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests SEI to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) SEI shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance SEI shall be required to provide paper copies of the Compliance Certificates required by Sections 6.01(a)(ii) or (b)(ii) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by any Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of each Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, such Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to such Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information”.

     6.02 Maintain Properties. Maintain all properties necessary to its operations in good working order and condition, make all needed repairs, replacements and renewals to such properties, and maintain free from Liens all trademarks, trade names, patents, copyrights, trade secrets, know-how, and other intellectual property and proprietary information (or adequate licenses thereto), in each case as are reasonably necessary to conduct its business as currently conducted or as contemplated hereby, all in accordance with customary and prudent business practices.
     6.03 Existence, Qualification, Etc. Except as otherwise expressly permitted under Sections 7.06 and 7.08, do or cause to be done all things necessary to preserve and keep in full force and effect its existence and all material rights, franchises and licenses, and maintain all licenses and qualifications to do business in any jurisdiction in which it operates to the extent required to so operate, and maintain its good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such good standing necessary.
     6.04 Regulations and Taxes. Comply in all respects with all applicable statutes and governmental regulations, except for noncompliance which could not reasonably be expected to have a Material Adverse Effect, and pay all taxes, assessments, governmental charges, claims for labor, supplies, rent and any other obligation which, if unpaid, would become a Lien against any of its properties, except liabilities (a) that could not reasonably be expected to have a Material Adverse Effect, or (b) being contested in good faith by appropriate proceedings diligently conducted provided that (i) adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP and (ii) any Lien arising in connection with any such contest shall be permitted to exist to the extent provided in Section 7.04.
     6.05 Insurance. (a) Keep all of its insurable properties adequately insured at all times with responsible insurance carriers against loss or damage by fire and other hazards to the extent and in the manner as are customarily insured against by similar businesses owning such properties similarly situated and otherwise as required by the Security Instruments, (b) maintain general public liability insurance at all times with responsible insurance carriers against liability on account of damage to persons and property and (c) maintain insurance under all applicable workers’ compensation laws (or in the alternative, maintain required reserves if self-insured for workers’ compensation purposes) and against loss by reason of business interruption with such policies of insurance to have such limits, deductibles, exclusions, co-insurance and other provisions providing no less coverage than that maintained by similar businesses that are similarly situated, such insurance policies to be in form reasonably satisfactory to the Administrative Agent and the Collateral Agent. Each of the policies of insurance described in this Section 6.05 shall provide that the insurer shall give the Collateral Agent not less than thirty (30) days’ prior written notice before any such policy shall be terminated, lapse or be altered in any manner.
     6.06 True Books. Keep true books of record and account in which full, true and correct entries in conformity with GAAP will be made of all of its dealings and transactions, and set up on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business in general, and include such reserves in interim as well as year-end financial statements.

     6.07 Right of Inspection. Permit any Person designated by any Lender or the Administrative Agent to visit and inspect any of the properties, corporate books and financial reports of SEI or any Subsidiary and to discuss its affairs, finances and accounts with its principal officers and independent certified public accountants, all to be reasonable in scope, at reasonable times, at reasonable intervals and with reasonable prior notice; provided, however, that when an Event of Default has occurred and is continuing the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the reasonable expense of the Borrowers at any time during normal business hours and without advance notice.
     6.08 Observe All Laws. Except to the extent that any failure could not reasonably be expected to have a Material Adverse Effect, conform to and duly observe in all material respects all applicable laws, rules and regulations and all other valid requirements of any Governmental Authority with respect to the conduct of its business.
     6.09 Governmental Licenses. Except to the extent that any failure could not reasonably be expected to have a Material Adverse Effect, obtain and maintain all licenses, permits, certifications and approvals of all applicable Governmental Authorities as are required for the conduct of its business as currently conducted and as contemplated by the Loan Documents.
     6.10 Covenants Extending to Other Persons. Cause each of its Subsidiaries (and, with respect to the maintenance of required licenses and permits under Sections 6.03, 6.04 and 6.09, their respective officers, directors and employees) to do with respect to itself, its business and its assets, each of the things required of SEI in Sections 6.02 through 6.09, and 6.18 inclusive.
     6.11 Officer’s Knowledge of Default. Upon any Executive Officer obtaining knowledge of (a) any event, development or occurrence which could reasonably be expected to have a Material Adverse Effect, or (b) any Default or Event of Default hereunder or under any Secured Hedge Agreement, cause such officer or a Responsible Officer of SEI to promptly notify the Administrative Agent of the nature thereof, the period of existence thereof, and what action such Borrower or such Subsidiary or other Loan Party proposes to take with respect thereto.
     6.12 Suits or Other Proceedings. Upon any Executive Officer obtaining knowledge of any litigation, investigation or other proceedings being instituted against any Borrower or any Subsidiary or other Loan Party, or any attachment, levy, execution or other process being instituted against any assets of any Borrower or any Subsidiary or other Loan Party, making a claim or claims in an aggregate amount greater than $5,000,000 not otherwise covered by insurance, promptly deliver to the Administrative Agent written notice thereof stating the nature and status of such litigation, dispute, proceeding, levy, execution or other process.
     6.13 Notice of Environmental Complaint or Condition. To the extent any of the following could reasonably be expected to have a Material Adverse Effect, promptly provide to the Administrative Agent true, accurate and complete copies of any and all notices, complaints, orders, directives, claims or citations received by any Borrower or any Subsidiary relating to any (a) violation or alleged violation by any Borrower or any Subsidiary of any applicable

Environmental Law; (b) release or threatened release by any Borrower or any Subsidiary, or by any Person handling, transporting or disposing of any Hazardous Material on behalf of any Borrower or any Subsidiary, or at any facility or property owned or leased or operated by any Borrower or any Subsidiary, of any Hazardous Material, except where occurring legally pursuant to a permit or license; or (c) liability or alleged liability of any Borrower or any Subsidiary for the costs of cleaning up, removing, remediating or responding to a release of Hazardous Materials.
     6.14 Environmental Compliance. If any Borrower or any Subsidiary shall receive any letter, notice, complaint, order, directive, claim or citation from any Governmental Authority responsible for enforcing such Environmental Law alleging that any Borrower or any Subsidiary has violated any applicable Environmental Law, has released any Hazardous Material, or is liable for the costs of cleaning up, removing, remediating or responding to a release of Hazardous Materials, each such Borrower shall, within the time period permitted and to the extent required by the applicable Environmental Law or the Governmental Authority responsible for enforcing such Environmental Law, remove or remedy, or cause the applicable Subsidiary to remove or remedy, such violation or release or satisfy such liability.
     6.15 Indemnification. Without limiting the generality of Section 10.04, SEI hereby agrees to indemnify and hold each Indemnitee harmless from and against any and all claims, losses, penalties, liabilities, damages and expenses (including assessment and cleanup costs and reasonable attorneys’, consultants’ or other expert fees, expenses and disbursements) arising directly or indirectly from, out of or by reason of (a) the violation of any Environmental Law by SEI or any Subsidiary or with respect to any property owned, operated or leased by SEI or any Subsidiary or (b) the handling, storage, transportation, treatment, emission, release, discharge or disposal of any Hazardous Materials by or on behalf of SEI or any Subsidiary, or on or with respect to property owned or leased or operated by SEI or any Subsidiary. The provisions of this Section 6.15 shall continue in effect notwithstanding the Facility Termination Date.
     6.16 Further Assurances. At SEI’s cost and expense, upon request of the Administrative Agent, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent or the Collateral Agent, as applicable, such further instruments, documents, certificates, financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent or the Collateral Agent, as applicable, to carry out more effectively the provisions and purposes of this Agreement, the Security Instruments and the other Loan Documents.
     6.17 Employee Benefit Plans.
     (a) With reasonable promptness, and in any event within thirty (30) days thereof, give notice to the Administrative Agent of any of the following events that could reasonably be expected to result in a Material Adverse Effect: (a) the establishment of any new Pension Plan (which notice shall include a copy of such plan), (b) the commencement of contributions to any Employee Benefit Plan to which SEI or any of its ERISA Affiliates was not previously contributing, (c) any material increase in the benefits of any existing Employee Benefit Plan, and (d) the failure of SEI or any ERISA Affiliate to make a required installment or payment under any Foreign Benefit Law (in the case of Employee Benefit Plans regulated by any Foreign Benefit Law) by the due date;
     (b) With reasonable promptness, and in any event within thirty (30) days thereof, give notice to the Administrative Agent of (a) each funding waiver request filed with respect to any Pension Plan and all communications received or sent by SEI or any ERISA Affiliate with respect to such request, and (b) the failure of SEI or any ERISA Affiliate to make a required installment or payment under Section 302 of ERISA or Section 412 of the Code (in the case of Employee Benefit Plans regulated by the Code or ERISA) by the due date;
     (c) Promptly and in any event within thirty (30) days of becoming aware of the occurrence or forthcoming occurrence of any event listed in items (i) to (ix) of the definition of ERISA Event;
     (d) Promptly and in any event within thirty (30) days of becoming aware of the occurrence or forthcoming occurrence of any of the following that could reasonably be expected to result in a Material Adverse Effect: (a) an event listed in item (x) of the definition of ERISA Event or (b) a nonexempt “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, in connection with any Employee Benefit Plan or any trust created thereunder, deliver to the Administrative Agent a notice specifying the nature thereof, what action SEI or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and
     (e) With reasonable promptness but in any event within thirty (30) days for purposes of clauses (i), (ii) and (iii) of this Section 6.17(e), deliver to the Administrative Agent copies of any of the following events that could reasonably be expected to result in a Material Adverse Effect: (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code, (ii) all notices received by SEI or any ERISA Affiliate of the PBGC’s or any Governmental Authority’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by SEI or any ERISA Affiliate with the Internal Revenue Service with respect to each Employee Benefit Plan and (iv) all notices received by SEI or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA. SEI will notify the Administrative Agent in writing within five (5) Business Days of SEI or any ERISA Affiliate obtaining knowledge or reason to know that SEI or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA.
     6.18 Continued Operations. Continue at all times to conduct its business and engage principally in the same line or lines of business substantially as heretofore conducted, including financing and insurance operations reasonably related or ancillary thereto.
     6.19 New Subsidiaries. Not later than thirty (30) days after (i) the acquisition or creation of any Domestic Subsidiary, any Direct Foreign Subsidiary, or any PR Subsidiary, or (ii) any Subsidiary becoming a Domestic Subsidiary (including by ceasing to be an Excluded

Subsidiary), a Direct Foreign Subsidiary or a PR Subsidiary, cause to be delivered to the Administrative Agent each of the following:
     (a) to the extent such Subsidiary is a Domestic Subsidiary or a PR Subsidiary, a Guaranty Joinder Agreement duly executed by such Subsidiary;
     (b) to the extent such Subsidiary is a Domestic Subsidiary, required Security Instruments of such Subsidiary, including a Security Joinder Agreement duly executed by such Subsidiary (with all schedules thereto appropriately completed) and an Intellectual Property Security Joinder Agreement (with all schedules thereto appropriately completed) (together, if required by the Collateral Agent, with an Assignment of Patents, Trademarks and Copyrights), together with such Uniform Commercial Code financing statements on Form UCC-1 or otherwise duly executed by such Subsidiary as “Debtor” and naming the Collateral Agent for the benefit of the Senior Secured Parties, in form, substance and number sufficient in the reasonable opinion of the Collateral Agent and its special counsel to be filed in all Uniform Commercial Code filing offices in all jurisdictions in which filing is necessary or advisable to perfect in favor of the Collateral Agent for the benefit of the Senior Secured Parties the Lien on Collateral conferred under such Security Instrument to the extent such Lien may be perfected by Uniform Commercial Code filing, and if such Subsidiary owns any Domestic Subsidiary or Direct Foreign Subsidiary, a Pledge Joinder Agreement (with all schedules thereto appropriately completed) duly executed by such Subsidiary;
     (c) if the Subsidiary Securities issued by such Subsidiary that are, or are required to become, Pledged Interests, shall be owned by a Subsidiary who has not then executed and delivered to the Collateral Agent a Pledge Agreement or a Pledge Joinder Agreement granting a Lien to the Collateral Agent, for the benefit of the Senior Secured Parties, in such equity interests, a Pledge Joinder Agreement executed by the Subsidiary (with all schedules thereto appropriately completed) that directly owns such Subsidiary Securities (or, as to the Pledged Interests issued by any Direct Foreign Subsidiary, in a form acceptable to the Collateral Agent), and if such Subsidiary Securities shall be owned by SEI or a Subsidiary who has previously executed a Pledge Agreement, a Pledge Agreement Supplement in the form required by such Pledge Agreement pertaining to such Subsidiary Securities;
     (d) if the Pledged Interests issued by such Subsidiary constitute securities under Article 8 of the Uniform Commercial Code (i) the certificates representing 100% of such Subsidiary Securities and (ii) duly executed, undated stock powers or other appropriate powers of assignment in blank affixed thereto;
     (i) (A) Uniform Commercial Code financing statements on form UCC-1 or otherwise duly executed by the pledgor as “Debtor” and naming the Collateral Agent for the benefit of the Senior Secured Parties as “Secured Party,” in form, substance and number sufficient in the reasonable opinion of the Collateral Agent and its special counsel to be filed in all Uniform Commercial Code filing offices and in all jurisdictions in which filing is necessary or advisable to perfect in favor of the Collateral Agent for the benefit of the Senior Secured Parties the Lien on such Subsidiary Securities and (B) if the Pledged Interests issued by such Subsidiary do not constitute securities and such Subsidiary has not elected to have such interests treated as securities under Article 8 of the applicable Uniform Commercial Code, a control agreement from the Registrar of such Subsidiary, in form and substance acceptable to the Collateral Agent and in which the Registrar (1) acknowledges that the pledgor is at the date of such acknowledgment the sole record, and to its knowledge, beneficial owner of such Subsidiary Securities, (2) acknowledges the Lien in favor of the Collateral Agent conferred under the Pledge Agreement and that such Lien will be reflected on the registry for such Subsidiary Securities, (3) agrees that it will not register any transfer of such Subsidiary Securities nor acknowledge any Lien in favor of any other Person on such Subsidiary Securities, without the prior written consent of the Collateral Agent, in each instance, until it receives notice from the Collateral Agent that all Liens on such Collateral in favor of the Collateral Agent for the benefit of the Senior Secured Parties have been released or terminated, and (4) agrees that upon receipt of notice from the Administrative Agent or the Collateral Agent that an Event of Default has occurred and is continuing and that the Subsidiary Securities identified in such notice have been transferred to a transferee identified in such notice, it will duly record such transfer of Subsidiary Securities on the appropriate registry without requiring further consent from the pledgor and shall thereafter treat the transferee as the sole record and beneficial owner of such Subsidiary Securities pending further transfer, notwithstanding any contrary instruction received from the pledgor;
     (e) if requested by the Administrative Agent, an opinion of counsel to the Subsidiary dated as of the date of delivery of the Guaranty and other Loan Documents provided for in this Section 6.19 and addressed to the Administrative Agent, the Collateral Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent, including opinions, assumptions and qualifications similar to those contained in the opinions of counsel delivered pursuant to Section 4.01(a); and
     (f) current copies, certified by an appropriate officer of such Subsidiary, of the Organization Documents of such Subsidiary, resolutions (or duly effected consent actions) of the Board of Directors, partners, or appropriate committees thereof (and, if required by such Organization Documents or applicable law, of the shareholders, members or partners) of such Subsidiary authorizing the actions and the execution and delivery of documents described in this Section 6.19.
     6.20 Use of Proceeds. Use the proceeds of the Credit Extensions for working capital, capital expenditures, and other lawful corporate purposes.
ARTICLE VII.
NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, SEI shall not, nor shall it permit any Subsidiary to, directly or indirectly:

     7.01 Financial Covenants.
     (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time while any Loan is outstanding to be greater than the ratio set forth below applicable to the time such Loan is outstanding:

Maximum Consolidated
Measurement Date	Leverage Ratio

Closing Date through January 31, 2010	5.00 to 1.00
February 1, 2010 through January 31, 2011	4.75 to 1.00
February 1, 2011 and thereafter	4.50 to 1.00
In the event of any fiscal year change permitted by the proviso to Section 7.12, the periods set forth above shall be automatically adjusted to reflect the last day of the applicable corresponding revised fiscal year end date as set forth in Section 1.05(c).
     (b) Consolidated Senior Secured Leverage Ratio. Permit at any time the Consolidated Senior Secured Leverage Ratio to be greater than 1.25 to 1.00.
     (c) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any Four-Quarter Period ending during any period set forth below to be less than the ratio set forth below opposite such period:

Minimum Consolidated
Period	Interest Coverage Ratio

Closing Date through January 31, 2010	2.50 to 1.00
February 1, 2010 and thereafter	2.60 to 1.00
In the event of any fiscal year change permitted by the proviso to Section 7.12, the periods set forth above shall be automatically adjusted to reflect the last day of the applicable corresponding revised fiscal year end date as set forth in Section 1.05(c).
     (d) Minimum Unencumbered Domestic Liquid Assets. Permit at any time the aggregate amount of Unencumbered Domestic Liquid Assets to be less than the greater of (x) $20,000,000 and (y) the Outstanding Amount of all L/C Obligations at such time.
     7.02 Acquisitions. Enter into any agreement, contract, binding commitment or other arrangement providing for any Acquisition, or take any action to solicit the tender of securities or proxies in respect thereof in order to effect any Acquisition, unless:
     (a) the Person to be (or whose assets are to be) acquired does not oppose such Acquisition and the line or lines of business of the Person to be acquired are the same as, similar to or related to one or more line or lines of business conducted by SEI and its Subsidiaries;

     (b) no Default or Event of Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Acquisition;
     (c) immediately after giving effect thereto, Available Liquidity shall be greater than or equal to $25,000,000;
     (d) the Person acquired shall either (i) be a wholly-owned Domestic Subsidiary, or be merged into SEI or an SEI Guarantor, immediately upon consummation of the Acquisition (or if assets are being acquired, the acquiror shall be SEI or a SEI Guarantor), or (ii) be a wholly-owned Subsidiary of one or both of the PR Borrowers or of a PR Guarantor, or be merged into a PR Borrower or a PR Guarantor, immediately upon the consummation of the Acquisition (or if assets are being acquired, the acquiror shall be a PR Borrower or a PR Guarantor), provided that the aggregate Cost of Acquisition of all Acquisitions permitted under this part (d)(ii) shall not exceed $30,000,000;
     (e) either:
     (i) after giving pro forma historical effect to such Acquisition, (A) the Consolidated Leverage Ratio shall be at least 0.50 less than the then maximum permitted Consolidated Leverage Ratio under Section 7.01(a) (e.g., if the maximum permitted Consolidated Leverage Ratio at the time of the applicable Acquisition is 5.00 to 1.00, then the maximum Consolidated Leverage Ratio required to comply with this clause is 4.50 to 1.00) and (B) the Consolidated Senior Secured Leverage Ratio shall be less than or equal to 1.25 to 1.00, in each case which shall be demonstrated in a Compliance Certificate delivered pursuant to subsection (f)(ii) below or, in the event no such Compliance Certificate is required and the Cost of Acquisition of such Acquisition exceeds $5,000,000, in a separate calculation provided to the Administrative Agent, or
     (ii) the Cost of Acquisition of such Acquisition, when combined with the Cost of Acquisition of all other Acquisitions consummated since the beginning of the then-current fiscal year, does not exceed the sum of (A) $75,000,000, and (B) the amount permitted by this subsection (e)(ii) (without giving effect to any Acquisition consummated in reliance on subsection (e)(i)) but not used in each previous fiscal year (including cumulative carryovers) beginning with the fiscal year ending October 31, 2009; and
     (f) in the event the Cost of Acquisition of such Acquisition exceeds $20,000,000, SEI shall have furnished to the Administrative Agent (i) pro forma historical financial statements as of the end of the most recently completed fiscal year of SEI and most recent interim fiscal quarter, if applicable, giving effect to such Acquisition and (ii) a Compliance Certificate prepared on a historical pro forma basis as of the most recent date for which financial statements have been furnished pursuant to Section 5.06(a) or Section 6.01(a) or (b) giving effect to such Acquisition and all other Acquisitions since the last such certificate was delivered, which certificate shall demonstrate that no Default or Event of Default would exist immediately after giving effect thereto.

     7.03 Capital Expenditures. Make Capital Expenditures which exceed in the aggregate in any fiscal year of SEI, the sum of (a) $40,000,000, and (b) the amount permitted but not used in each previous fiscal year (including cumulative carryovers) beginning with the fiscal year ending October 31, 2009.
     7.04 Liens. Incur, create, assume or permit to exist any Lien, charge or other encumbrance of any nature whatsoever with respect to any property or assets now owned or hereafter acquired by SEI or any Subsidiary, other than:
     (a) Liens created under the Security Instruments in favor of the Collateral Agent and the Senior Secured Parties, and otherwise existing as of the date hereof and as set forth in Schedule 7.04;
     (b) Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP, which Liens are not yet exercisable to effect the sale or seizure of property subject thereto;
     (c) (i) statutory Liens of landlords, (iii) Liens of carriers, warehousemen, mechanics, materialmen and (iii) other Liens arising in the ordinary course of business and in existence less than 90 days from the date of creation thereof for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted, and with respect to which adequate reserves are being maintained in accordance with GAAP, which Liens are not yet exercisable to effect the sale or seizure of property subject thereto;
     (d) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, surety and appeal bonds, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;
     (e) easements (including reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded), which do not interfere materially with the ordinary conduct of the business of SEI or any Subsidiary and which do not materially detract from the value of the property to which they attach or materially impair the use thereof by SEI or any Subsidiary;
     (f) purchase money Liens to secure Indebtedness permitted under Section 7.05(d)(i) and incurred to purchase fixed assets (or, to the extent permitted by Section 7.05(f), any Indebtedness extending the maturity of, or renewing, refunding or refinancing, in whole or in part, such Indebtedness); provided, in each case, that such Indebtedness represents not less than 85% of the purchase price of such assets as of the date of purchase thereof and no property other than the assets so purchased secures such Indebtedness;

     (g) Liens arising in connection with Capital Leases permitted under Section 7.05(d)(i), provided that no such Lien shall extend to any Collateral or to any other property other than the assets subject to such Capital Leases;
     (h) Liens on specific assets (other than any Equity Interests of any Subsidiary of SEI) securing Acquired Indebtedness permitted under Section 7.05(d)(ii) (or, to the extent permitted by Section 7.05(f), any Indebtedness extending the maturity of, or renewing, refunding or refinancing, in whole or in part, such Indebtedness); provided, in each case, that (i) no such Lien extends to any property other than the property acquired (or the property of the Person acquired), and (ii) the aggregate principal amount of all Indebtedness secured by such Liens does not exceed $50,000,000 at any time the Consolidated Senior Secured Leverage Ratio is less than or equal to 1.00 to 1.00, or $25,000,000 at any other time; and
     (i) Liens in favor of SEI or any SEI Guarantor.
     7.05 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, howsoever evidenced, except:
     (a) Indebtedness existing as of the Closing Date as set forth either (i) in Schedule 7.05(a)(i) with respect to SEI and its Subsidiaries on a consolidated basis (including without limitation the Senior Indenture Notes, the Seller Financed Indebtedness and Non-Compete Liabilities) or (ii) in Schedule 7.05(a)(ii) with respect to any Indebtedness owing by any Subsidiary of SEI that is not a Guarantor to SEI or any SEI Guarantor; provided that except as expressly set forth in (f) and (h) below, none of the instruments and agreements evidencing or governing such Indebtedness shall be amended, modified or supplemented after the Closing Date in any manner that would be less favorable in any material respect to the Administrative Agent and the Lenders than as in effect on the Closing Date;
     (b) Indebtedness owing to the Administrative Agent or any Lender in connection with this Agreement, any Note or other Loan Document;
     (c) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;
     (d) (i) purchase money Indebtedness described in Section 7.04(f) and Capital Leases described in Section 7.04(g), and (ii) secured Acquired Indebtedness described in Section 7.04(h);
     (e) obligations (contingent or otherwise) of SEI or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

     (f) Indebtedness extending the maturity of, or renewing, refunding or refinancing, in whole or in part, the Indebtedness permitted under clause (a) or clause (d) above, provided that that (i) the aggregate principal amount of such extended, renewed, refunded or refinanced Indebtedness shall not be increased by such action (other than by amounts required to pay any fees, premium or transaction costs in connection with such extension, renewal, refunding or refinancing), (ii) the weighted average life of such Indebtedness shall not be less than the weighted average life of the Indebtedness extended, renewed, refunded or refinanced thereby, (iii) the maturity date of such Indebtedness shall not be before the maturity date of the Indebtedness extended, renewed, refunded or refinanced thereby, (iv) the group of direct or contingent obligors on such Indebtedness shall not be expanded as a result of any such action, (v) the terms relating to collateral (if any) or subordination (if any) of such Indebtedness, or any instrument or agreement entered into in connection therewith, shall be no less favorable in any material respect to the Lenders, (vi) immediately before and immediately after giving effect to any such extension, renewal, refunding or refinancing, no Default or Event of Default shall have occurred and be continuing, and (vii) in the case of any such Indebtedness that extends, renews, refunds or refinances the Senior Indenture Notes in whole or in part, the earliest maturity (including any mandatory prepayments and “put” options of the holders thereof, other than customary and usual mandatory prepayments and put rights or repurchase obligations arising as a result of a change in control (so long as such change in control provision is not more restrictive than the Change of Control provided herein) and customary and usual obligations requiring prepayments or repurchases with the proceeds of asset sales in the event such proceeds are not used or required to be used to reinvest or pay down senior indebtedness) of any such Indebtedness is not earlier than the date that is six months after the Maturity Date;
     (g) unsecured intercompany Indebtedness for loans and advances made (i) by SEI to any SEI Guarantor, (ii) by any SEI Guarantor to SEI or any SEI Guarantor, (iii) by any PR Borrower or any PR Guarantor to SEI, any SEI Guarantor, any PR Guarantor or any PR Borrower, (iv) by any Subsidiary that is not a Borrower or a Guarantor to SEI or any of its Subsidiaries, (v) by any Borrower or any Guarantor to any Subsidiary that is not a Borrower or a Guarantor in an aggregate amount not to exceed $5,000,000 at any time outstanding, and (vi) by SEI or any SEI Guarantor to any PR Borrower or any PR Guarantor, subject to the PR Downstream Limit;
     (h) one or more issuances of Refinancing Indebtedness in a maximum aggregate principal amount not to exceed the Maximum Specified Additional Debt Amount in effect at the time of such issuance, so long as (i) no Default has occurred and is continuing at the time of, or would result from, such issuance, and (ii) 100% of the net proceeds thereof is used to repay outstanding amounts under the Senior Indenture Notes (including interest, premium, fees and expenses in connection therewith) in connection with a tender or call for all or substantially all thereof;
     (i) additional unsecured Indebtedness of SEI not otherwise covered by clauses (a) through (h) above and clauses (j) through (l) below, provided that (i) such Indebtedness is either not guaranteed by any Subsidiary of SEI or is expressly subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent, (ii) no Default has occurred and is continuing at the time of, or would result from, such issuance or incurrence, and (iii) in the event any issuance or incurrence of any such Indebtedness, whether in a single transaction or in a series of related transactions, is in a maximum principal amount in excess of $50,000,000, SEI shall have delivered a Compliance Certificate prepared on an historical pro forma basis as of the most recent date for which financial statements have been furnished pursuant to Section 5.06(a) or Section 6.01(a) or (b), which certificate shall demonstrate that no Default or Event of Default would exist immediately after giving effect to the incurrence or issuance of such Indebtedness;
     (j) additional unsecured Indebtedness of SEI or any SEI Guarantor not otherwise covered by clauses (a) through (i) above and clauses (k) through (l) below, which Indebtedness may be guaranteed by SEI or any SEI Guarantor (but, notwithstanding Section 7.05(k) below, not by any Subsidiary of SEI that is not a SEI Guarantor), so long as no Default has occurred and is continuing at the time of, or would result from, such issuance or incurrence, and such Indebtedness is issued or incurred on terms and conditions that are either (A) typical for the issuance of high yield notes at such time and otherwise no more restrictive than, or less advantageous to the Lenders under, this Agreement (including terms of maturity, amortization, security and priority), or (B) reasonably satisfactory to the Administrative Agent; provided that (i) if SEI does not demonstrate that, after giving effect to any such Indebtedness, (A) the Consolidated Leverage Ratio is at least 0.50 less than the then maximum permitted Consolidated Leverage Ratio under Section 7.01(a) (e.g., if the maximum permitted Consolidated Leverage Ratio at the time of the applicable issuance or incurrence of Indebtedness is 5.00 to 1.00, then SEI would need to demonstrate that the Consolidated Leverage Ratio is less than or equal to 4.50 to 1.00 for this clause (A) not to apply) and (B) the Consolidated Senior Secured Leverage Ratio is less than or equal to 1.25 to 1.00, then the maximum principal amount of all such Indebtedness permitted under this Section 7.05(j) shall not exceed $150,000,000 at any time outstanding, and (ii) in the event any issuance or incurrence of any such Indebtedness, whether in a single transaction or in a series of related transactions, is in a maximum principal amount in excess of $50,000,000, SEI shall have delivered a Compliance Certificate prepared on an historical pro forma basis as of the most recent date for which financial statements have been furnished pursuant to Section 5.06(a) or Section 6.01(a) or (b), which certificate shall demonstrate that no Default or Event of Default would exist immediately after giving effect to the incurrence or issuance of such Indebtedness;
     (k) the guarantee by SEI or any Subsidiary of any Indebtedness of SEI or any SEI Guarantor that was permitted to be incurred, created, assumed or to exist by another provision of this Section 7.05 (except to the extent any such guarantee is prohibited by the provisions permitting such Indebtedness); and
     (l) unsecured Indebtedness of SEI or any Subsidiary in respect of performance bonds, worker’s compensation claims, surety or appeal bonds and payment obligations in connection with self insurance or similar obligations, in each case to the extent incurred in the ordinary course of business.
     7.06 Transfer of Assets. Sell, lease, transfer or otherwise Dispose of any assets other than:
     (a) Dispositions of inventory or trust fund assets in the ordinary course of business,

     (b) Dispositions of tangible real and personal property which, in the aggregate during any fiscal year (without carrying forward any unused amount from a prior fiscal year), have a fair market value, taken together with the fair market value of all De Minimis Dispositions permitted by clause (j) below, of $6,500,000 or less and is not replaced by tangible real and personal property having at least equivalent value;
     (c) transfers of assets necessary to give effect to merger or consolidation transactions permitted by Section 7.08;
     (d) the Disposition of Eligible Securities and other marketable securities so long as such Disposition is made in the ordinary course of management of the investment portfolio of SEI and its Subsidiaries;
     (e) transfers by SEI or any Subsidiary of all or a portion of the Subsidiary Securities of any Subsidiary to one or more SEI Guarantors, so long as any SEI Guarantor to which such transfer is made executes a Pledge Agreement or a Pledge Agreement Supplement, as applicable, with respect to such Subsidiary Securities and otherwise takes such actions and delivers such documents as are reasonably deemed necessary by the Collateral Agent to perfect the security interest of the Collateral Agent in such Subsidiary Securities;
     (f) other Asset Dispositions after the Closing Date in an aggregate amount not to exceed $175,000,000, provided that (i) such Asset Disposition shall be for consideration not less than the fair market value of the assets so Disposed, such fair market value to be evidenced by a resolution of the Board of Directors of SEI or the applicable Subsidiary set forth in a certificate of a Responsible Officer of SEI delivered to the Administrative Agent with respect to any Asset Disposition yielding Adjusted Disposition Proceeds in excess of $20,000,000, (ii) for any Asset Disposition yielding Adjusted Disposition Proceeds in excess of $10,000,000, not less than seventy-five percent (75%) of the total consideration received therefor shall be in cash, (iii) no Default or Event of Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Asset Disposition, (iv) with respect to any Asset Disposition yielding Adjusted Disposition Proceeds in excess of $20,000,000, SEI shall have furnished to the Administrative Agent (A) pro forma historical financial statements as of the end of the most recently completed fiscal quarter of SEI, if applicable, giving effect to such Asset Disposition and (B) a certificate in the form of Exhibit D prepared on a historical pro forma basis as of the most recent date for which financial statements have been furnished pursuant to Section 5.06(a) or Section 6.01(a) or (b) giving effect to such Asset Disposition, which certificate shall demonstrate that no Default or Event of Default would exist immediately after giving effect thereto, and (v) the aggregate amount of all such Asset Dispositions in any fiscal year of SEI shall not exceed $60,000,000;
     (g) transfers of assets made (i) by SEI or any SEI Guarantor to any SEI Guarantor, (ii) by any PR Borrower or any PR Guarantor to any SEI Guarantor, any PR Guarantor or any PR Borrower, (iii) by any Subsidiary that is not a Borrower or a Guarantor to any other Subsidiary, (iv) by any Borrower or any Guarantor to any Subsidiary that is not a Borrower or a Guarantor with an aggregate fair market value not to exceed $2,000,000 during any fiscal year (without carrying forward any unused amount from a prior fiscal year), and (v) by SEI or any SEI Guarantor to any PR Borrower or any PR Guarantor, subject to the PR Downstream Limit;

     (h) the Disposition of Foreign Cash Equivalents so long as such Disposition is made in the ordinary course of management of the investment portfolio of SEI and its Subsidiaries;
     (i) any sale and leaseback transaction permitted by Section 7.14; and
     (j) De Minimis Dispositions after the Closing Date which, in the aggregate during any fiscal year (without carrying forward any unused amount from a prior fiscal year), have a fair market value, taken together with the fair market value of all Dispositions permitted by clause (b) above, of $5,000,000 or less.
     7.07 Investments. Make any Investments, except:
     (a) Investments in securities of any Person acquired in an Acquisition permitted hereunder;
     (b) Investments in Eligible Securities and other marketable securities in the ordinary course of management of the investment portfolio of SEI and its Subsidiaries;
     (c) Investments existing as of the date hereof and as set forth in Schedule 5.04, Schedule 5.05 or Schedule 7.07(c), provided that this Section 7.07(c) shall continue to apply to any Investments identified on any such schedule that are transferred from the holder thereof on the Closing Date to SEI or one or more of its Subsidiaries in compliance with Section 7.06(g);
     (d) accounts receivable arising and trade credit granted in the ordinary course of business (including loans or advances made to customers to finance the purchase of goods and services sold or provided by SEI and its Subsidiaries) and any securities received in satisfaction or partial satisfaction thereof in connection with accounts of financially troubled Persons to the extent reasonably necessary in order to prevent or limit loss;
     (e) Investments (including loans, advances and equity investments) (i) by SEI or any SEI Guarantor in SEI or any SEI Guarantor, (ii) by any PR Borrower or any PR Guarantor in SEI, any SEI Guarantor, any PR Guarantor or any PR Borrower, (iii) by any Subsidiary that is not a Borrower or a Guarantor in any other Subsidiary, and (iv) by SEI or any SEI Guarantor in any PR Borrower or any PR Guarantor, subject to the PR Downstream Limit;
     (f) to the extent not otherwise permitted by the other subsections of this Section 7.07, Investments consisting of loans, advances, equity interests and debt securities owned by any Person acquired in an Acquisition permitted hereunder (but excluding Investments acquired by such Person in contemplation of such Acquisition); provided that (i) within one hundred eighty (180) days of the consummation of the related Acquisition such Investments shall be liquidated by SEI or the applicable Subsidiary, as appropriate, so that the aggregate outstanding book value or fair market value, whichever is greater, of all Investments acquired in all Acquisitions shall not then exceed $15,000,000, and (ii) with respect to any such Investments that remain in place on the day that is one hundred eighty (180) days after the consummation of the related Acquisition, SEI or the applicable Subsidiary, as appropriate, shall have executed and delivered all documents and taken all such other action as the Administrative Agent and the Collateral Agent shall reasonably deem to be necessary and sufficient to confer on the Collateral Agent for the benefit of the Senior Secured Parties a duly perfected Lien thereon subject only to Permitted Liens;
     (g) other Investments in an aggregate principal amount during any fiscal year of SEI not to exceed $15,000,000 plus amounts previously invested pursuant to this Section 7.07(g) and returned to the applicable Person (either as a repayment of a loan or advance or return of equity capital) during such fiscal year; provided, that any portion of an amount that is permitted to be invested in a fiscal year, if not invested in such fiscal year, may be carried over for investment in successive fiscal years;
     (h) any investment by a Subsidiary that is not a Domestic Subsidiary in Foreign Cash Equivalents;
     (i) any investment made as a result of the receipt of non-cash consideration from an Asset Disposition in connection with Section 7.06(f); and
     (j) funds placed in escrow accounts or trust funds (including the deposit of the amount of the Florida Bond Obligation in a trust fund in lieu of the Florida Bond Obligation) for purposes of future delivery of property, merchandise or services or care and maintenance of cemetery property, in each case in the ordinary course of business.
     7.08 Merger or Consolidation. (a) Consolidate with or merge into any other Person, or (b) permit any other Person to merge into it, or (c) sell, transfer, lease or otherwise dispose of all or a substantial part of its assets (other than sales permitted under Section 7.06; provided, that (i) any SEI Guarantor may merge or transfer all or substantially all of its assets into or consolidate with SEI or any SEI Guarantor, and (ii) any other Person may merge into or consolidate with SEI or any SEI Guarantor, provided SEI or such SEI Guarantor is the surviving party, (iii) subject to Section 6.19, any Subsidiary may merge into or consolidate with any other Person in order to consummate an Acquisition permitted by Section 7.02, and (iv) subject to Section 6.19, any Subsidiary that is not a Borrower or a Guarantor may merge or transfer all or substantially all of its assets into or consolidate with SEI or any other Subsidiary.
     7.09 Restricted Payments. Make any Restricted Payment or apply or set apart any of their assets therefor or agree to do any of the foregoing except SEI may make any Restricted Payment described in clause (a), (b) or (c) of the definition thereof, provided that (i) after giving effect to each such Restricted Payment (other than conversions of or similar payments made with respect to the Senior Indenture Notes or any convertible notes that refinance the Senior Indenture Notes, in each case to the extent permitted to be made by Section 7.17), the aggregate amount of Restricted Payments made in the then current fiscal year shall not exceed the Maximum Restricted Payment Amount then in effect for such fiscal year, and (ii) both before and after giving effect to such Restricted Payment no Default or Event of Default shall have occurred or be continuing.
     7.10 Transactions with Affiliates. Other than transactions permitted under Sections 7.07 and 7.08 or transactions with an individual fair market value of less than $1,000,000 or an aggregate fair market value of $15,000,000 taken together with all such transactions, enter into any transaction after the Closing Date, including, without limitation, the purchase, sale, lease or exchange of property, real or personal, or the rendering of any service, with any Affiliate of SEI other than an SEI Guarantor, except (a) that such Persons may render services to SEI or its Subsidiaries for compensation at the same rates generally paid by Persons engaged in the same or similar businesses for the same or similar services, (b) that SEI or any Subsidiary may render services to such Persons for compensation at the same rates generally charged by SEI or such Subsidiary and (c) any purchase, sale, lease or exchange of property, real or personal, otherwise permitted hereunder at market rates for similar properties; provided that any such transaction in (a), (b) or (c) above must be in the ordinary course of business and pursuant to the reasonable requirements of SEI’s (or any Subsidiary’s) business consistent with past practice of SEI and its Subsidiaries and upon fair and reasonable terms no less favorable to SEI (or any Subsidiary) than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate.
     7.11 Compliance with ERISA, the Code and Foreign Benefit Laws. With respect to any Pension Plan, Employee Benefit Plan or Multiemployer Plan:
     (a) permit the occurrence of any ERISA Event which would result in a liability on the part of SEI or any ERISA Affiliate to the PBGC or to any Governmental Authority that could reasonably be expected to result in a Material Adverse Effect;
     (b) permit the present value of all benefit liabilities under all Pension Plans to exceed the current value of the assets of such Pension Plans allocable to such benefit liabilities;
     (c) permit any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) with respect to any Pension Plan, whether or not waived;
     (d) fail to make any contribution or payment to any Multiemployer Plan which SEI or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;
     (e) engage, or permit SEI or any ERISA Affiliate to engage, in any prohibited transaction under Section 406 of ERISA or Sections 4975 of the Code for which a civil penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975 of the Code may be imposed;
     (f) permit the establishment of any defined benefit plan that is subject to ERISA or Employee Benefit Plan providing post-retirement medical benefits that is subject to ERISA, which establishment could result in liability to SEI or any ERISA Affiliate or increase the obligation of SEI or any ERISA Affiliate to a Multiemployer Plan;
     (g) establish or amend any Employee Benefit Plan, which establishment or amendment could result in liability to SEI or any ERISA Affiliate that could reasonably be expected to result in a Material Adverse Effect, or increase the obligation of SEI or any ERISA Affiliate to a Multiemployer Plan that could reasonably be expected to result in a Material Adverse Effect; or
     (h) fail, or permit SEI or any ERISA Affiliate to fail, to establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of

ERISA, the Code, all applicable Foreign Benefit Laws and all other applicable laws and the regulations and interpretations thereof.
     7.12 Fiscal Year. Change its fiscal year unless (i) such change is, or is effected in conjunction with, a change in the fiscal year required by applicable law or by binding order of an applicable Governmental Authority, (ii) not later than the earlier to occur of sixty (60) days prior to the effective date of any such change in its fiscal year or fifteen (15) days after receiving notice of the order or law requiring such change, SEI shall have given the Administrative Agent notice of its intention (whether absolute or conditioned on the receipt of the application to it of any such law or order) to make such change and specifying such change, and (iii) not later than fifteen (15) days prior to any such change in the fiscal year becoming effective the Borrowers and the Required Lenders have entered into an appropriate amendment to this Agreement with respect to the covenants set forth in Article VII appropriately reflecting the impact of such change of the fiscal year to the satisfaction of the Required Lenders; provided that SEI may, with the prior written consent of the Administrative Agent, change its calendar fiscal year to a 5-4-4 fiscal year cycle.
     7.13 Dissolution, Etc. Wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking any such winding up, liquidation or dissolution, except (a) in connection with a merger or consolidation permitted pursuant to Section 7.08, or (b) with respect to any Subsidiary that at such time both (i) is inactive and (ii) has total assets with a net book value not greater than $25,000.
     7.14 Limitations on Sales and Leasebacks. Enter into any arrangement or arrangements with any Person providing for the leasing by SEI or any Subsidiary of real or personal property, whether now owned or hereafter acquired, in a single transaction or series of related transactions, which has been or is to be sold or transferred by SEI or any Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of SEI or any Subsidiary other than any such sale and leaseback of that certain portion of ground bearing municipal address 1333 South Clearview Parkway, Jefferson, Louisiana 70121, together with all improvements thereon.
     7.15 Change in Control. Cause, suffer or permit to exist or occur any Change of Control.
     7.16 Negative Pledge Clauses. Except for limitations contained in the Senior 2005 (6.250%) Indenture or, to the extent satisfactory to the Administrative Agent in its reasonable discretion, in the documentation for the Refinancing Indebtedness, enter into or cause, suffer or permit to exist any agreement with any Person other than the Collateral Agent, the Administrative Agent and the Lenders pursuant to this Agreement or any other Loan Documents which prohibits or limits the ability of any of SEI or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired; provided that the foregoing shall not apply to (i) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, so long as each such restriction and condition applies only to the Subsidiary that is to be sold and such sale is a Disposition permitted under this Agreement, (ii) restrictions or conditions imposed by any agreement relating to Indebtedness secured by any Lien permitted by Section 7.04(f), (g) or

(h) so long as each such restriction or condition applies only to the property or assets on which a Lien is, and is permitted to be, granted to secure such Indebtedness, (iii) customary provisions in leases restricting the assignment thereof, and (iv) restrictions governing Indebtedness permitted under Section 7.05(i) or 7.05(j) that do not in any manner restrict the ability of any Borrower, any SEI Guarantor or any PR Guarantor to grant first-priority Liens on any of their properties or assets to secure the Obligations (including with respect to any extension, renewal, replacement or refinancing thereof).
     7.17 Prepayments, Etc., of Indebtedness.
     (a) Prepay, redeem, purchase, defease or otherwise satisfy any Indebtedness of the type permitted by Section 7.05(a), (d), (f), (h), (i) or (j) prior to the scheduled maturity thereof or make any payment in violation of any subordination provisions applicable thereto, except for (i) any refinancing with the proceeds of Indebtedness permitted by Section 7.05(f), (ii) a call of, or tender for, all or substantially all of the Senior Indenture Notes using any combination of an issuance of Refinancing Indebtedness and Loans hereunder (other than any utilization of the increase option provided in Section 2.14), (iii) the prepayment of the Seller Financed Indebtedness, (iv) the prepayment of Acquired Indebtedness, and (v) other prepayments and repurchases of Indebtedness so long as such prepayment or repurchase is not made with the proceeds of any Loan and either (x) there are at least $35,000,000 of Unencumbered Domestic Liquid Assets after giving effect to such prepayment or repurchase and no Loans have been made within the thirty (30) days preceding such prepayment or repurchase or (y) the aggregate amount of cash used to make such prepayment or repurchase pursuant to this clause (y), when added to the aggregate amount of cash used to make any other prepayments or repurchases within the last twelve (12) months pursuant to either clause (x) or this clause (y), does not exceed $25,000,000 in the aggregate.
     (b) Amend, modify or change in any manner any term or condition of any Indebtedness other than amendments, modifications or changes (i) pursuant to Section 7.05(f) or that otherwise meet the requirements in the proviso to clause (f) of Section 7.05 (as if the amended, modified or changed terms or conditions were contained in Indebtedness extending, renewing, refunding or refinancing such Indebtedness), (ii) with respect to any Indebtedness incurred after the Closing Date that was permitted to be incurred pursuant to Section 7.05 without the approval of the terms thereof by the Administrative Agent, so long as, as so amended, modified or changed, such Indebtedness would have been permitted to be incurred without the approval of the Administrative Agent, or (iii) with respect to Indebtedness incurred after the Closing Date the terms of which were required by Section 7.05 to be approved by the Administrative Agent, so long as such amendment, modification or change does not result in the terms of any such Indebtedness being less favorable in any material respect to the Administrative Agent and the Lenders.
     7.18 Limitations on Upstreaming. Enter into any agreement restricting or limiting the payment of dividends or other distributions or the transfer of assets from any Subsidiary to SEI or to any other Subsidiary owning Subsidiary Securities of such Subsidiary.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
     8.01 Events of Default. Any of the following shall constitute an Event of Default:
     (a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or
     (b) Specific Covenants. Any Borrower fails to perform or observe (i) any term, covenant or agreement contained in any of Section 6.07, 6.11, 6.12 or 6.19 or Article VII (other than Section 7.11), (ii) any term, covenant or agreement set forth in Section 7.11 and such default is not cured within five (5) days of its occurrence, or (iii) any term, covenant or agreement set forth in Section 6.01 and such default is not cured within fifteen (15) days of its occurrence; or
     (c) Other Defaults. Any Loan Party (i) fails to perform or observe any other covenant, agreement or provision contained in this Agreement or the Notes (other than as described in clauses (a) or (b) above) and such default shall continue for thirty (30) or more days after the earlier of receipt of notice of such default by a Responsible Officer from the Administrative Agent or an Executive Officer of SEI becomes aware of such default, or (ii) fails in the performance or observance of, or any other default shall occur under, any covenant, agreement or provision contained in any of the other Loan Documents (beyond any applicable grace period, if any, contained therein) or in any instrument or document evidencing or creating any obligation, guaranty, or Lien in favor of the Collateral Agent, the Administrative Agent or any of the Lenders or delivered to the Collateral Agent, the Administrative Agent or any of the Lenders in connection with or pursuant to this Agreement or any of the Obligations, or if any Loan Document ceases to be in full force and effect (other than as expressly provided for hereunder or thereunder or with the express written consent of the Administrative Agent), or if without the written consent of the Lenders, this Agreement or any other Loan Document shall be disaffirmed or shall terminate, be terminable or be terminated or become void or unenforceable for any reason whatsoever (other than as expressly provided for hereunder or thereunder or with the express written consent of the Administrative Agent); or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or
     (e) Cross-Default. (i) SEI or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which SEI or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which SEI or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by SEI or such Subsidiary as a result thereof is greater than $10,000,000; or
     (f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
     (g) Inability to Pay Debts; Attachment. (i) SEI or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against any property of any such Person with an aggregate fair market value in excess of $5,000,000 and is not released, vacated or fully bonded within 30 days after its issue or levy; or
     (h) Judgments. There is entered against SEI or any Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding $5,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), and (i) enforcement proceedings are commenced by any creditor upon such judgment or order to attach or levy upon the assets of SEI and its Subsidiaries to enforce any such judgment, or (ii) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
     (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of SEI under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000, or (ii) SEI or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000; or
     (j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
     (k) Security Instruments. Any Security Instruments after delivery thereof pursuant to Section 4.01 or 6.19 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.04) on the Collateral purported to be covered thereby; or
     (l) Suspension or Operations. SEI or any Subsidiary shall, other than in the ordinary course of business (as determined by past practices), suspend all or any part of its operations material to the conduct of the business of SEI, on a consolidated basis, for a period of more than 60 days.
     8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;
     (c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and
     (d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;
     (e) direct the Collateral Agent to exercise on behalf of the Senior Secured Parties all rights and remedies available to the Senior Secured Parties under the Security Instruments;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States or any similar laws of Puerto Rico, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations

as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
The Administrative Agent agrees to notify SEI promptly after taking any of the actions set forth in clauses (a), (b) or (c) above, provided that the failure to give such notice shall not affect the validity of any such action.
     8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations, subject to the provisions of Sections 2.07, 2.18 and 10.14, shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and the Collateral Agent and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent, in each case, its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, Letter of Credit Fees and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations (other than Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements), ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;
     Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.18;
     Sixth, to payment of that portion of the Obligations constituting unpaid Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Sixth held by them;
     Seventh, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the

Lenders, or any of them, on such date, ratably based on the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the Lenders on such date; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.
Subject to Sections 2.03(c) and 2.18, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
     Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent and the Collateral Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.
ARTICLE IX.
ADMINISTRATIVE AGENT AND COLLATERAL AGENT
     9.01 Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the L/C Issuer, and no Borrower nor any other Loan Party shall have any rights as a third party beneficiary of any of such provisions.
     9.02 Rights as a Lender. The Person serving as the Administrative Agent or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent and the Person serving as or the Collateral Agent hereunder in their respective individual capacities. Each such Person and their respective Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with SEI or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or the Collateral Agent hereunder and without any duty to account therefor to the Lenders.

     9.03 Exculpatory Provisions. Neither the Administrative Agent nor the Collateral Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, neither the Administrative Agent nor the Collateral Agent:
     (a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Collateral Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that neither the Administrative Agent nor the Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or the Collateral Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, nor shall any such Person be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or the Collateral Agent or any of their respective Affiliates in any capacity.
     Neither the Administrative Agent nor the Collateral Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent or the Collateral Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent or the Collateral Agent, as applicable, by a Borrower, a Lender or the L/C Issuer, and notice to the Administrative Agent or the Collateral Agent shall not constitute notice to the other.
     Neither the Administrative Agent nor the Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Collateral Agent, as applicable.

     9.04 Reliance by Administrative Agent and Collateral Agent. The Administrative Agent and the Collateral Agent shall each be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     9.05 Delegation of Duties. The Administrative Agent and the Collateral Agent may each perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent or the Collateral Agent, as applicable. The Administrative Agent, the Collateral Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub agent and to the Related Parties of the Administrative Agent or the Collateral Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as applicable.
     9.06 Resignation of Administrative Agent/Collateral Agent. Each of the Administrative Agent and the Collateral Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and SEI. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with SEI, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Collateral Agent, as applicable, gives notice of its resignation, then the retiring Administrative Agent or Collateral Agent, as applicable, may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above; provided that if the Administrative Agent or the Collateral Agent, as applicable, shall notify SEI and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent or the Collateral Agent on behalf of the Senior Secured Parties under any of the Loan Documents, the retiring Administrative Agent or Collateral Agent, as applicable, shall continue to hold such collateral security until such time as a successor Administrative Agent or Collateral Agent, as applicable, is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent, as applicable, and the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed among the Borrowers and such successor. After the retiring Administrative Agent’s or Collateral Agent’s, as applicable, resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent or Collateral Agent, as applicable, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or Collateral Agent, as applicable, was acting as Administrative Agent or Collateral Agent, as applicable.
     Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer, Swing Line Lender and Collateral Agent. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, Swing Line Lender and Collateral Agent, (b) the retiring L/C Issuer, Swing Line Lender and Collateral Agent shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
     9.07 Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arranger, any Syndication Agent, any Documentation Agent or any other similar title listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or the L/C Issuer hereunder.
     9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer, the Administrative Agent and the Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer, the Administrative Agent and the Collateral Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer, the Administrative Agent and the Collateral Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, the L/C Issuer and the Collateral Agent to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the L/C Issuer and the Collateral Agent, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, the L/C Issuer or the Collateral Agent any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.
     9.10 Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent and the Collateral Agent, at their option and in their discretion,
     (a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan

Document, including as provided in Section 3A.04, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;
     (b) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.04(f); and
     (c) to release any Guarantor from its obligations under any Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder, including as provided in Section 3A.04.
     Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under any Guaranty pursuant to this Section 9.10.
     9.11 Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefit of the provisions of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Security Instrument shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) or any other matters under the Loan Documents other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, neither the Administrative Agent nor the Collateral Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
ARTICLE X.
MISCELLANEOUS
     10.01 Amendments, Etc. Except as provided in Section 2.14 with respect to an Incremental Facility Amendment, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

     (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
     (c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;
     (e) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
     (f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
     (g) except as expressly contemplated otherwise in this Agreement or the other Loan Documents, release all or substantially all of the Guarantors or Collateral from the applicable Loan Documents without the written consent of each Lender;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders may be effected with the consent of all Lenders other than Defaulting Lenders), except that (i) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Lender and (ii) any amendment, waiver or consent requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
     10.02 Notices; Effectiveness; Electronic Communication.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to a Borrower, to such Borrower in care of SEI at the address, telecopier number, electronic mail address or telephone number specified for SEI on Schedule 10.02;
     (ii) if to the Administrative Agent, the Collateral Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
     (iii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
     Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or SEI (for itself and on behalf of the Borrowers) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, the Collateral Agent or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s, the Administrative Agent’s or the Collateral Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of SEI, the Administrative Agent, the Collateral Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to SEI, the Administrative Agent, the Collateral Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Borrower or its securities for purposes of United States Federal or state securities laws.
     (e) Reliance by Administrative Agent, the Collateral Agent, L/C Issuer and Lenders. The Administrative Agent, the Collateral Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of a Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify the Administrative Agent, the Collateral Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     10.03 No Waiver; Cumulative Remedies. No failure by any Lender, the L/C Issuer, the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent and the Collateral Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or the Collateral Agent, as the case may be) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent and Collateral Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and the rights ascribed to the Collateral Agent in the other Loan Documents and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
     10.04 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. The Borrowers shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) Indemnification by the Borrowers. The Borrowers shall indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and the Collateral Agent (and any sub-agent thereof) and their respective Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed by Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent or the Collateral Agent (or any sub-agent of either of them), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent or the Collateral Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
     (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
     (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the Collateral Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     10.05 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the Collateral Agent, the L/C Issuer or any Lender, or the Administrative Agent, the Collateral Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Collateral Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause

(b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     10.06 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $2,500,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, SEI otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible

Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans.
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
     (A) the consent of SEI (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to be a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;
     (C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
     (iv) (D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.
     (v) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (vi) No Assignment to Certain Persons. No such assignment shall be made to (A) any Borrower or any Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender, any Impacted Lender, any of their respective Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.
     (vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender or Impacted Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the

Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all Default Excess and interest accrued thereon attributable to such Defaulting Lender or Impacted Lender, as the case may be.
     Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section; provided that in the case of an assignment or transfer by a Lender to an Affiliate of such Lender, in the event that such assignment or transfer has not satisfied the provisions of this subsection, such assignment shall nevertheless be treated as effective as between the assigning Lender and the assignee Affiliate of such Lender, but shall not be effective with respect to any other party hereto and shall be treated as a participation in accordance with subsection (d) of this Section until such assignment or transfer complies with the provisions of this subsection.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Subject to the last proviso of Section 10.06(b) above with respect to assignments by a Lender to one of its Affiliates, which such exception shall not impair any other party’s ability to rely on the Register, the entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register the designation, and revocation of such designation, of any Lender as a Defaulting Lender of which the Administrative Agent has received notice. The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, a Borrower or any of the Borrowers’ respective Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) each Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with SEI’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless SEI is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

     (h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and SEI (an “SPC”) the option to provide all or any part of any Committed Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Committed Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Committed Loan, the Granting Lender shall be obligated to make such Committed Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.13(b)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Committed Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of SEI and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Committed Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
     (i) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to SEI and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to SEI, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, SEI shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by SEI to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
     10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, including any pledgee pursuant to Section 10.06(f), or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of SEI or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07 or (y) becomes available to the Administrative Agent, the Collateral Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower.
     For purposes of this Section, “Information” means all information received from SEI or any Subsidiary relating to SEI or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by SEI or any Subsidiary, provided that, in the case of information received from SEI or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each of the Administrative Agent, the Collateral Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning a Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-

public information in accordance with applicable Law, including United States Federal and state securities Laws.
     10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency but excluding segregated accounts containing only funds that are trust funds or being held in escrow in lieu of trust and expressly so designated) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of any Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 10.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify SEI and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
     10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
     10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, the Collateral Agent, the L/C Issuer and each Lender, regardless of any investigation made by the Administrative Agent, the Collateral Agent, the L/C Issuer or any Lender or on their behalf and notwithstanding that the Administrative Agent, the Collateral Agent, the L/C Issuer or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
     10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders or Impacted Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
     10.13 Replacement of Lenders. If (i) any Lender (w) is subject to Section 3.02 and has not designated a different Lending Office for funding or booking its Loans hereunder or assigned its rights and obligations hereunder to another of its offices, branches or affiliates or otherwise eliminated the need for the notice pursuant to Section 3.02 within 30 days of giving notice pursuant to Section 3.02, (x) requests compensation under Section 3.04, (y) is a Defaulting Lender or an Impacted Lender or (z) refuses to consent to any waiver, consent or amendment requested by the Borrowers pursuant to Section 10.01 that has received the written approval of the Required Lenders, but also requires the approval of such Lender, or (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then the Borrowers may, at their sole expense and effort, upon notice from SEI to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (a) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, if any, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
     (d) such assignment does not conflict with applicable Laws.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling a Borrower to require such assignment and delegation cease to apply.
     10.14 Defaulting Lenders. (a) Notwithstanding anything contained in this Agreement, if any Lender becomes a Defaulting Lender (defined below), then, to the extent permitted by applicable Law,
     (i) Waivers and Amendments. During any Impact Period with respect to such Defaulting Lender, such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.
     (ii) Reallocation of Loan Payments. Until such time as the Default Excess of such Defaulting Lender shall have been reduced to zero, any payment or prepayment of the Loans of such Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) shall be applied, first, to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding, until such time as the Outstanding Amount of Committed Loans of each Lender shall equal its pro rata share thereof based on its Applicable Percentage (without giving effect to the last sentence in the definition thereof) ratably to the Lenders in accordance with their Applicable Percentages of Loans being repaid or prepaid; second, to the then outstanding Defaulted Payments owed by such Defaulting Lender (and applicable interest thereon), ratably to the Persons entitled thereto, and third, to the posting of Cash Collateral in respect of its Applicable Percentage (without giving effect to the last sentence in the definition thereof) of L/C Obligations and Swing Line Loans, ratably to the L/C Issuer and Swing Line Lender in accordance with their respective applicable Fronting Exposures. Any of the such amounts as are reallocated pursuant to this Section 10.14(a)(ii) that are payable or paid (including pursuant to Section 10.08) to such Defaulting Lender shall be deemed paid to such Defaulting Lender and applied by the Administrative Agent on behalf of such Defaulting Lender, and each Lender hereby irrevocably consents thereto.
     (iii) Other Payments. Until such time as all Defaulted Payments (defined below) and interest thereon with respect to such Defaulting Lender shall have been paid, the Administrative Agent may (in its discretion and with the irrevocable consent of each Defaulting Lender, which is hereby given) deem any amounts (other than those described in clause (ii) immediately above) thereafter received by the Administrative Agent for the account of such Defaulting Lender (including amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.08) to have been paid to such Defaulting Lender and applied on behalf of such Defaulting Lender, first, to the then outstanding Defaulted Payments owed by such Defaulting Lender (and applicable interest thereon) ratably to the Persons entitled thereto, and, second, to the posting of Cash Collateral in respect of its Applicable Percentage (without giving effect to the last sentence in the definition thereof) of L/C Obligations and Swing Line Loans, ratably to the L/C Issuer and Swing Line Lender in accordance with their respective applicable Fronting Exposures.
     (iv) Certain Fees. With respect to any Defaulting Lender with one or more Defaulted Loans or Defaulted Payments, such Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any Impact Period with respect to such Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (y) its right to Letter of Credit Fees shall be limited as provided in Section 2.03(h).
     (v) Replacement of Defaulting Lender. At the request of SEI, such Defaulting Lender may be replaced in accordance with Section 10.13.
     (vi) Assignments to Defaulting Lenders. No assignments otherwise permitted by Section 10.06 shall be made to (A) a Defaulting Lender or (B) any of the Subsidiaries or Affiliates of such Person that are themselves Distressed Persons (as defined below).
     (b) Notwithstanding anything to the contrary contained in this Agreement to the contrary, if any Lender becomes an Impacted Lender, then, to the extent permitted by applicable Law:
     (i) Replacement of Impacted Lender. At the request of SEI, such Impacted Lender may be replaced in accordance with Section 10.13.
     (ii) Assignments to Impacted Lenders. No assignments otherwise permitted by Section 10.06 shall be made to a (A) an Impacted Lender or (B) any of the Subsidiaries or Affiliates of such Person that are themselves Distressed Persons.
     (c) As used in this Agreement:

     “Default Excess” means, as at the date of computation thereof with respect to any Defaulting Lender, the sum of the amounts of Defaulted Loans and Defaulted Payments of such Lender at such date.
     “Defaulted Loan” has the meaning specified in the definition of “Defaulting Lender”.
     “Defaulted Payment” has the meaning specified in the definition of “Defaulting Lender”.
     “Defaulting Lender” means any Lender that (i) has failed to fund any portion of the Loans required to be funded by it hereunder (each such Loan, a “Defaulted Loan”) within three Business Days of the date required to be funded by it hereunder, (ii) has otherwise failed to pay over to Administrative Agent, the Collateral Agent, the L/C Issuer or any other Lender (including the Swing Line Lender) any other amount required to be paid by it hereunder, including participations in L/C Obligations or participations in Swing Line Loans (each such payment, a “Defaulted Payment”) within three Business Days of the date when due, unless the subject of a good faith dispute, or (iii) as to which a Distress Event has occurred, in each case in clauses (i) and (ii) above, for so long as the applicable Impact Period is in effect.
     “Distress Event” means, with respect to any Person (each, a “Distressed Person”), (i) the commencement of a voluntary or involuntary case (or comparable proceeding) with respect to such Distressed Person under the Bankruptcy Code or any comparable bankruptcy, insolvency, receivership, reorganization or other debtor relief laws (which, as to any involuntary case or comparable proceeding, has not been dismissed) (ii) a custodian, conservator, receiver or similar official is appointed for such Distressed Person or for any substantial part of such Distressed Person’s assets, (iii) such Distressed Person consummates or enters into a commitment to consummate a forced (in the good faith judgment of the Administrative Agent) liquidation, merger, sale of assets or other transaction resulting, in the good faith judgment of the Administrative Agent, in a change of ownership or operating control of such Distressed Person supported in whole or in part by guaranties, assumption of liabilities or other comparable credit support of (including without limitation the nationalization or assumption of ownership or operating control by) any Governmental Authority and either the Administrative Agent or the Required Lenders have concluded (in their respective, good faith judgment) that any such event described in this clause (iii) increases the risk that such Distressed Person will incur Defaulted Loans or Defaulted Payments, or (iv) such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent, bankrupt, or deficient in meeting any minimum capital adequacy or liquidity requirement of any Governmental Authority applicable to such Distressed Person.
     “Distressed Person” has the meaning specified in the definition of “Distress Event”.

     “Impact Period” means, with respect to any Defaulting Lender or Impacted Lender,
     (i) in the case of any Defaulted Loan, the period commencing on the date the applicable Defaulted Loan was required to be extended to the Borrowers under this Agreement and ending on the earlier of the following: (x) the date on which (A) the related Default Excess with respect to such Defaulting Lender has been reduced to zero (whether by the funding of any Defaulted Loan by such Defaulting Lender, the repayment of Loans by the Borrowers, the non-pro-rata application of any prepayment pursuant to Section 10.14(a)(ii) or otherwise) and (B) such Defaulting Lender shall have delivered to SEI and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitment; and (y) the date on which the Borrowers, the Administrative Agent and the Required Lenders (not including such Defaulting Lender in any such determination, in accordance with Section 10.14(a)(i)) waive the application of this Section 10.14 with respect to such Defaulted Loans of such Defaulting Lender in writing;
     (ii) in the case of any Defaulted Payment, the period commencing on the date the applicable Defaulted Payment was required to have been paid to the Administrative Agent or other Lender under this Agreement and ending on the earlier of the following: (x) the date on which (A) such Defaulted Payment has been paid to the Administrative Agent or other Lender, as applicable, together with (to the extent that such Person has not otherwise been compensated by the Borrowers for such Defaulted Payment) interest thereon for each day from and including the date such amount is paid but excluding the date of payment, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with its then-applicable policies regarding interbank compensation (whether by the funding of any Defaulted Payment by such Defaulting Lender, the application of any amount pursuant to Section 10.14(a)(iii) or otherwise) and (B) such Defaulting Lender shall have delivered to the Administrative Agent or other Lender, as applicable, a written reaffirmation of its intention to honor its obligations hereunder with respect to such payments; and (y) the date on which the Administrative Agent and any such other Lender waive the application of this Section 10.14 with respect to such Defaulted Payments of such Defaulting Lender in writing;
     (iii) in the case of any Distress Event determined by the Administrative Agent (in its good faith judgment) or the Required Lenders (in their respective good faith judgment) to exist, the period commencing on the date that the applicable Distress Event was so determined to exist and ending on the earlier of the following: (x) the date on which both (A) such Distress Event is determined by the Administrative Agent (in its good faith judgment) or the Required Lenders (in their respective good faith judgment) to no longer exist and (B) such Defaulting Lender or Impacted Lender shall have delivered to SEI and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitment; and (y) such date as the Borrowers and the Administrative Agent mutually agree, in their sole discretion, to waive the application of this Section 10.14 with respect to such Distress Event of such Defaulting Lender or Impacted Lender; provided that in each case all Default Excess (including any required interest thereon) and Fronting Exposure arising as a consequence of such

Distress Event shall either (x) have been paid in full or otherwise eliminated as herein provided, or (y) each Person entitled to payments or Cash Collateral (or other credit support) in respect thereof shall have waived the receipt thereof; and
     (iv) in the case of any event described in clauses (a) or (b) of the definition of “Impacted Lender,” the period commencing on the date that the applicable event or determination occurred and ending on the (A) such event is determined by the Administrative Agent (in its good faith judgment) or the Required Lenders (in their respective good faith judgment), in each case with the concurrence of the L/C Issuer and the Swing Line Lender, to no longer exist and (B) such Impacted Lender shall have delivered to the Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitment; and (y) such date as the Administrative Agent, the L/C Issuer and the Swing Line Lender mutually agree, in their sole discretion, to waive the application of this Section 10.14 with respect to.
     “Impacted Lender” means any Lender (a) that has given verbal or written notice to SEI, the Administrative Agent, the L/C Issuer or the Swing Line Lender, or has otherwise publicly announced, that such Lender is or believes it will become, or that fails following inquiry from the Administrative Agent, the L/C Issuer or the Swing Line Lender making such inquiry, to provide reasonably satisfactory assurance that such Lender will not become, a Defaulting Lender or (b) with respect to which any Distress Event has occurred with respect to any Affiliate of such Lender, in each case for so long as the applicable Impact Period is in effect.
     10.15 Governing Law; Jurisdiction; Etc.
     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     (b) SUBMISSION TO JURISDICTION. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY

LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     10.16 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     10.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger, are arm’s-length commercial transactions between the Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for any Borrower or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to any Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to any Borrower or any of their respective Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
     10.18 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) and the Collateral Agent hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender, the Administrative Agent or the Collateral Agent, as applicable, to identify each Borrower in accordance with the Act. The Borrowers shall, promptly following a request by the Administrative Agent, the Collateral Agent or any Lender, provide all documentation and other information that the Administrative Agent, the Collateral Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Second Amended and Restated Credit Agreement to be duly executed as of the date first above written.

STEWART ENTERPRISES, INC.
By:
Name:
Title:

EMPRESAS STEWART-CEMENTERIOS
By:	Stewart Cementerios Puerto Rico Holding II, B.V., its Managing Partner
By:
Name:
Title:

EMPRESAS STEWART-FUNERARIAS
By:	Stewart Funerarias Puerto Rico Holding II, B.V., its Managing Partner

By:
Name:
Title:

Signature Page
Stewart Enterprises, Inc.
Second Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent
By:
Name:
Title:

Signature Page
Stewart Enterprises, Inc.
Second Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender
By:
Name:
Title:

Signature Page
Stewart Enterprises, Inc.
Second Amended and Restated Credit Agreement

COMPASS BANK
By:
Name:
Title:

Signature Page
Stewart Enterprises, Inc.
Second Amended and Restated Credit Agreement

CREDIT INDUSTRIEL ET COMMERCIAL
By:
Name:
Title:

Signature Page
Stewart Enterprises, Inc.
Second Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A.
By:
Name:
Title:

Signature Page
Stewart Enterprises, Inc.
Second Amended and Restated Credit Agreement

REGIONS BANK
By:
Name:
Title:

Signature Page
Stewart Enterprises, Inc.
Second Amended and Restated Credit Agreement

CAPITAL ONE NATIONAL ASSOCIATION
By:
Name:
Title:

Signature Page
Stewart Enterprises, Inc.
Second Amended and Restated Credit Agreement

SUNTRUST BANK
By:
Name:
Title:

Signature Page
Stewart Enterprises, Inc.
Second Amended and Restated Credit Agreement